Exhibit 10.2

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

Dune Energy, Inc.,

Dune Operating Company,

AND

Dune Properties, Inc.,

COLLECTIVELY AS “SELLERS”

AND

White Marlin Oil and Gas Company, LLC,

AS “BUYER”

DATED

JUNE 24, 2015

i

EXHIBITS

Exhibit A	Part 1	Leases, Easements, Rights-of-Way, Surface Fees and Surface Leases
Exhibit A	Part 2	Wells
Exhibit A	Part 3	Allocated Values by Field and Wells
Exhibit A	Part 4	Office Equipment and Furniture
Exhibit A	Part 5	Contracts
Exhibit A	Part 6	Vehicles, Boats, Etc.
Exhibit B	–	Excluded Assets
Exhibit C	–	Form of Assignment
Exhibit D	–	Intentionally Deleted
Exhibit E	–	Certificate of Non-Foreign Status
Exhibit F	–	Proof of Buyer Qualification

SCHEDULES

Schedule 1.01(a)	–	Knowledge
Schedule 1.01(b)	–	Specific Liens
Schedule 5.01(c)	–	Consents
Schedule 5.01(f)	–	Litigation
Schedule 5.01(h)	–	Taxes
Schedule 5.01(k)	–	Environmental Notices

Schedule 5.01(l)	–	Compliance with Laws
Schedule 5.01(m)	–	Preferential Purchase Rights
Schedule 5.01(p)	–	Wells
Schedule 5.01(q)	–	Commitments, Abandonments or Proposals
Schedule 5.01(r)	–	Plugging and Abandonment
Schedule 5.01(s)	–	Intellectual Property
Schedule 5.01(t)	–	Basic Documents
Schedule 5.01(w)	–	Suspense Accounts
Schedule 5.01(dd)	–	Non-Consent Operations
Schedule 5.01(gg)	–	Material Contracts
Schedule 6.01	–	Access
Schedule 6.04		Third Party Bonds

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into this 19th day of June, 2015 (the “Execution Date”), by and between Dune Energy, Inc., a Delaware corporation, Dune Operating Company, a Texas corporation, and Dune Properties, Inc., a Texas corporation (each a “Seller” and collectively “Sellers”), and White Marlin Oil and Gas Company, LLC, a Delaware limited liability company (“Buyer”). Buyer and Sellers are sometimes referred to herein, collectively, as the “Parties” and, individually, as a “Party.”

W I T N E S S E T H:

WHEREAS, on March 8, 2015, each Seller filed a voluntary petition for relief (as jointly administered, the “Bankruptcy Case”) under the Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, 11 U.S.C. §§ 101 through 1532, as may have been or are amended from time to time (the “Bankruptcy Code”) before the United States Bankruptcy Court for the Western District of Texas under Case #15-10336-HCM (the “Bankruptcy Court”);

WHEREAS, Sellers, as debtors and debtors-in-possession, have continued in the possession of the Assets (as defined hereinafter) and the management of its business pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, Sellers, subject to the receipt of any higher or better offer received by it in accordance with the Bankruptcy Court’s bidding procedures order, desire to sell and assign, and Buyer desires to purchase and acquire, all of Sellers’ right, title and interest in, to and under the Assets effective as of the Effective Time (as defined hereinafter);

WHEREAS, Buyer attaches as Exhibit F hereto evidence that it is willing, authorized, capable and qualified financially, operationally, legally and otherwise, of unconditionally performing all obligations under this Agreement; and

WHEREAS, the transactions contemplated hereunder are subject to the authorization and approval of the Bankruptcy Court.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each Party, the Parties agree as follows:

ARTICLE I. DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Adjusted Purchase Price” shall have the meaning given that term in Section 3.01.

“Advisors” shall have the meaning given that term in Section 6.02.

“Affiliate” shall mean any Person that, directly or indirectly, through one or more entities, controls, is controlled by or is under common control with the Person specified. For the purpose of the immediately preceding sentence, the term “control” and its syntactical variants mean the power, direct or indirect, to direct or cause the direction of the management of such Person, whether through the ownership of voting securities, by contract, agency or otherwise.

“Agreement” shall have the meaning given that term in the preamble.

“Allocated Value” shall have the meaning given that term in Section 3.03.

“Alternative Transaction” has the meaning given that term in Section 11.01(e).

“Assets” shall have the meaning given that term in Section 2.02.

“Assignments” shall have the meaning given that term in Section 9.03(a).

“Assumed Obligations” shall have the meaning given that term in Section 12.01.

“Auction” shall have the meaning given that term in Section 7.01(a).

“Backup Successful Bidder” shall have the meaning given that term in the Bidding Procedures.

“Bankruptcy Case” shall have the meaning given that term in the Recitals.

“Bankruptcy Code” shall have the meaning given that term in the Recitals.

“Bankruptcy Court” shall have the meaning given that term in the Recitals.

“Bid” shall have the meaning given that term in the Bidding Procedures.

“Bidding Procedures” shall have the meaning given that term in the Bidding Procedures Order.

“Bidding Procedures Order” shall mean the Order (A) Approving Sale and Bidding Procedures in Connection with Sale of Assets of the Debtors, (B) Approving Form and Manner of Notice, (C) Scheduling Auction and Sale Hearing, (D) Authorizing Procedures Governing Assumption and Assignment of Certain Executory Contracts and Unexpired Leases, and (E) Granting Related Relief, to be entered by the Bankruptcy Court.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in Houston, Texas are authorized or obligated by Law to close.

“Buyer” shall have the meaning given that term in the preamble.

“Buyer Affiliates” shall mean Buyer and its members, partners, shareholders and Affiliates, and the officers, board of directors and/or managers, employees, agents and representatives of all of the foregoing Persons.

“Claim” shall have the meaning given that term in Section 12.09(b).

“Claim Notice” shall have the meaning given that term in Section 12.09(b).

“Closing” shall have the meaning given that term in Section 9.01.

“Closing Date” shall have the meaning given that term in Section 9.01.

“Closing Statement” shall have the meaning given that term in Section 9.02.

“Code” shall mean the Internal Revenue Code of 1986, as amended and any successor statute thereto.

“Commercially Reasonable Efforts” shall mean a Party’s reasonable commercial efforts in accordance with reasonable commercial practice.

“Consent” shall have the meaning given that term in Section 5.01(c).

“Contract Cure Amount” shall mean, with respect to any Contract, the amounts required to be paid, if any, in connection with the assumption and assignment of such Contract pursuant to Section 365 of the Bankruptcy Code.

“Contracts” shall have the meaning given that term in Section 2.02(g).

“Dispute Notice” shall have the meaning given that term in Section 9.02(c).

“Earnest Money” shall mean an amount equal to ten percent (10.0%) of the Purchase Price, deposited by Buyer into the Escrow Account and not refundable to Buyer unless explicitly provided in Article XI.

“Effective Time” shall mean 7:00 a.m. Houston, Texas time on July 1, 2015.

“Environmental Laws” shall mean applicable federal, state and local Laws (in each case, as the same have been amended prior to the date of this Agreement) pertaining to the environment (including natural resources), the prevention of pollution, the remediation of contamination, or the restoration of environmental, including the Clean Air Act, the Clean Water Act, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Occupational Safety and Health Act of 1970, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Toxic Substances Control Act and the Oil Pollution Act of 1990.

“Escrow Account” means the following special account established by the Escrow Agent pursuant to the Sale and Bidding Procedures Order dated April 8, 2015 in the Bankruptcy Case, and maintained by Escrow Agent for the benefit of the Parties pursuant to this Agreement:

BMO Harris Bank,

Chicago, IL

ABA 0710-0028-8

Credit Dune Operating Company

Account #237-242-3.

“Escrow Agent” means BMO Harris Bank in Chicago, Illinois.

“Execution Date” shall mean the date of this Agreement.

“Excluded Assets” shall have the meaning given that term in Section 2.03.

“Facilities” shall have the meaning given that term in Section 2.02(c).

“Files” shall have the meaning given that term in Section 2.02(i).

“Final Accounting Statement” shall have the meaning given that term in Section 9.02(c).

“Final Order” shall mean an order of the Bankruptcy Court as to which the time to appeal has expired and as to which no appeal, petition for certiorari, or other proceedings for reconsideration shall then be pending.

“Financial Records” shall mean, to the extent in Sellers’ possession, all available financial information relating to the Assets for the last two years, including, but not be limited to, all general ledgers, journals, revenue logs, operating reports, invoices and any other underlying supporting documents that may be needed to prepare audited and proforma financial statements of the Assets as a result of this transaction.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

“Goldking Escrow Account” shall mean that certain escrow account at U.S. Bank, National Association, Account No. 7572003035, in the approximate current amount of $2,252,450.00, which was initially styled “Goldking/EnerVest Bonding Fund” and established in 2005 by Goldking Energy Corporation (“Goldking”), Chevron U.S.A. Inc. (“Chevron”), and EnerVest Energy, L.P. (“EnerVest”) pursuant to the Goldking Escrow Agreement.

“Goldking Escrow Agreement” shall mean that certain escrow agreement, dated as of October 31, 2005, by and between Goldking, Chevron, EnerVest, and Wachovia Bank, National Association, for the purpose of assuring that certain plugging and abandonment obligations would be performed, and in which Goldking subsequently assigned its interest, in 2007, to Sellers.

“Governmental Authority” shall mean any federal, state, local or foreign government or any court of competent jurisdiction, regulatory or administrative agency, commission or other governmental authority that exercises jurisdiction over any of the Assets.

“Hazardous Substances” shall mean any substance defined or regulated as a “hazardous substance” or “hazardous waste” under or otherwise regulated by any Environmental Laws.

“Hedge” shall mean any future derivative, swap, collar, put, call, cap, option or other contract that is intended to benefit from, relate to, reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities, including Hydrocarbons.

“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith.

“Imbalance” shall mean any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Sellers therein and the shares of production from the relevant Well to which Sellers are entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.

“Income Taxes” shall mean any income, capital gains, franchise and similar Taxes.

“Indemnitee” shall have the meaning given that term in Section 12.09(a).

“Interim Period” shall mean that period commencing on the date of the execution of this Agreement and terminating upon the earlier of the Closing or the termination of this Agreement.

“Knowledge” shall mean, with respect to Sellers and Buyer, the actual knowledge of the Persons listed on Schedule 1.01(a) hereto.

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Lands” shall mean any and all lands (a) covered by Leases and/or Units, (ii) lands on which the Wells specified on Exhibit A - Part 2 are located, and/or (iii) lands pooled with any lands described in items (i) or (ii).

“Leases” shall have the meaning given that term in Section 2.02(a).

“Liabilities” shall mean, except as provided in Section 12.08, any and all claims, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage or environmental damage or remediation.

“Liens” shall mean any mortgage, lien, security interest or other charge or encumbrance, or any financing lease having substantially the same economic effect as any of the foregoing.

“Material Adverse Effect” shall mean (a) any change, effect, state of facts, occurrence, event or circumstance that has had or would reasonably be expected, either individually or in the aggregate, with or without notice, lapse of time or both, to have a material adverse effect on the use, ownership or operation of any of the Assets, taken as a whole and as currently used, owned or operated as of the date of this Agreement, or (b) any change, effect, state of facts, occurrence, event or circumstance that prevents or materially impedes the consummation by Sellers of the transactions contemplated by this Agreement; provided, however, that no change, effect, state of facts, occurrence, event or circumstance, individually or in the aggregate, that arises or results from the following shall be deemed to constitute or be considered in determining whether a Material Adverse Effect has occurred: (i) changes in general economic, capital market, regulatory or political conditions or changes in applicable Law or the interpretation thereof that, in any case, do not materially disproportionately affect the Assets in any area or areas where the Assets are located as compared to similarly situated properties; (ii) changes that affect generally the oil and gas industry in any area or areas where the Assets are located that, in any case, do not materially disproportionately affect the Assets as compared to similarly situated properties; (iii) the declaration by the United States of a national emergency or acts of war or terrorism or acts of God that, in any case, do not materially disproportionately affect the Assets; (iv) the entry into or announcement of the transactions contemplated by this Agreement, or the consummation of the transactions contemplated hereby; (v) changes in Law or GAAP; (vi) any changes in commodity prices, including any Hydrocarbons or other commodities relating to the business of Sellers or the Assets; (vii) any action or omission of Buyer; (viii) changes relating to or arising from (A) the filing, pendency or conduct of the Bankruptcy Case, (B) any orders of the Bankruptcy Court or (C) the fact that Sellers are operating as a debtors-in-possession under the Bankruptcy Code; or (ix) any action or omission of any Seller taken in accordance with the terms of this Agreement without the violation thereof or with the prior written consent of Buyer.

“Material Contract” shall mean the following (excluding any Leases) to the extent relating to the Assets and that would be binding upon Buyer after the consummation of the transactions contemplated hereby:

(a) any Contract that (i) can reasonably be expected to result in aggregate payments by Sellers of more than Twenty-Five Thousand Dollars ($25,000.00) during the current or any subsequent fiscal year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues) and (ii) cannot be terminated without penalty on thirty (30) days or less notice;

(b) any Contract that can reasonably be expected to result in aggregate revenues to Sellers of more than Twenty-Five Thousand Dollars ($25,000.00) during the current or any subsequent fiscal year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(c) any purchase and sale, transportation, processing, refining or similar Contract (in each case) to which any Seller is a party or to which the Assets are subject to that is not terminable without penalty on thirty (30) days or less notice;

(d) any indenture, mortgage, loan, note, credit, sale-leaseback or similar Contract (in each case) to which any of the Assets are subject and all related security agreements or similar agreements associated therewith, unless such Assets are to be released from such Contracts on or before the Closing; and

(e) any Contract between an Affiliate of Sellers, on the one hand, and any Seller individually or Sellers collectively, on the other hand, that would be binding upon Buyer following Closing and will not be terminated on or prior to Closing.

“Net Revenue Interest” or “NRI” shall mean the percentage or decimal share or interest in and to all production of oil, gas and other minerals produced, saved, and marketed from any Well after giving effect to all valid lessor’s royalties, overriding royalties, nonparticipating royalties, production payments, carried interests, liens and other encumbrances or charges against production therefrom.

“NORM” shall have the meaning given that term in Section 5.02(k).

“Operating Expenses” means all operating expenses (including costs of insurance and Production Taxes) and capital expenditures incurred in the ownership, operation or maintenance of the Assets and, where applicable, in accordance with the relevant operating or unit agreement, if any, and Overhead Costs charged or attributable to the Assets, but excluding (a) Liabilities for personal injury or death, property damage or violation of any Law, (b) obligations to plug Wells, dismantle Facilities, close pits or restore the surface around such Wells, Facilities and pits, (c) environmental Liabilities, including obligations to remediate any contamination of groundwater, surface water, soil, sediments, Facilities or personal property under applicable Environmental Laws, (d) obligations with respect to Imbalances, (e) obligations to pay working interests, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Properties, including those held in suspense, and (f) general and administrative expenses not directly allocable to a Well.

“Outside Date” shall mean July 24, 2015.

“Overhead Costs” shall mean, with respect to each Well, (a) the overhead amount under the joint operating agreement applicable to such Well that would be attributable to Sellers’ interest therein for the period of time from and after the Effective Time up to (and including) the Closing Date, or (b) if no such joint operating agreement is in existence with respect to any actively producing Well, then the amount obtained by multiplying (i) Thirty Three and no/100 Dollars ($33.00) per day for such actively producing Well by (ii) the number of days elapsing from and after the Effective Time up to (and including) the Closing Date.

“Parties” shall have the meaning given that term in the preamble.

“Permitted Encumbrances” shall mean:

(i) Liens for Taxes which are not yet due or delinquent;

(ii) normal and customary Liens of co-owners under (i) joint operating agreements, (ii) unitization agreements, and (iii) pooling orders relating to the Properties, for obligations that are not yet due and pursuant to which Sellers are not in default;

(iii) mechanic’s and materialman’s liens relating to the Properties, for obligations that are not yet due and pursuant to which Sellers are not in default;

(iv) all approvals required to be obtained from Governmental Authorities that are lessors under Leases forming a part of the Properties (or who administer such Leases on behalf of such lessors) which are customarily obtained post-closing;

(vi) Preferential Purchase Rights and consent to transfer requirements of any Person to the extent same have been complied with in connection with the prior sale, assignment or the transfer of a Property and are not triggered by the consummation of the transactions covered by this Agreement;

(vii) conventional rights of reassignment normally actuated by an intent to abandon or release a Lease and requiring notice to the holders of such rights; and

(viii) the specific Liens described in Schedule 1.01(b).

“Permits” shall mean licenses, permits, franchises, consents, approvals, variances, exemptions, and other authorizations of or from Governmental Authorities.

“Person” shall mean an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including government or political subdivisions or an agency, unit or instrumentality thereof.

“Petition Date” shall have the meaning given that term in the Bidding Procedures Order.

“Preferential Purchase Right” shall have the meaning given that term in Section 4.01.

“Production Taxes” means ad valorem, property, severance, production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, but excluding, for the avoidance of doubt, (a) Income Taxes and (b) Transfer Taxes.

“Properties” shall have the meaning given that term in Section 2.02(b).

“Purchase Price” shall have the meaning given that term in Section 3.01.

“Purchase Price Allocation” shall have the meaning given that term in Section 3.03.

“Qualified Bidder” shall have the meaning given that term in the Bidding Procedures.

“Royalties” shall have the meaning given that term in Section 5.01(i).

“Sale Order” is an order of the Bankruptcy Court, acceptable to Sellers and Buyer, entered pursuant to Sections 105, 363, and 365 of the Bankruptcy Code (a) approving this Agreement and the transactions contemplated hereby; (b) approving (1) the sale and transfer of the Assets to Buyer free and clear of all Liens, claims and interests (other than Liens created by Buyer), pursuant to Section 363(f) of the Bankruptcy Code, and (2) payment of proceeds to the holders of the Liens, on the Assets (c) approving the assumption and assignment to Buyer of the Contracts; (d) finding that Buyer is a good-faith purchaser entitled to the protections of Section 363(m) of the Bankruptcy Code; (e) finding that due and adequate notice of the motion to enter the Sale Order and an opportunity to be heard were provided to all Persons entitled thereto, including but not limited to federal, state and local taxing and regulatory authorities; (f) finding that Buyer is a good faith purchaser able to acquire the Assets free of all unrecorded interests related to the Assets to the same extent as a holder of a Lien on the Asset; (g) confirming that Buyer is acquiring the Assets free and clear of all Liabilities, other than the Assumed Obligations; (h) confirming that Buyer is acquiring the Assets free and clear of the liabilities related to assets that are not Assets purchased by the Buyer; and (i) providing that the provisions of Federal Rules of Bankruptcy Procedure 6004(h) and 6006(d) are waived and there will be no stay of execution of the Sale Order under Rule 62(a) of the Federal Rules of Civil Procedure; and (j) confirming that Buyer can require the cooperation of Sellers, and the derivative standing to sue and enforce Sellers, standing of Sellers to minimize cure obligations, and all of Sellers’ pre-petition environmental, tax and other claims, related to the Assets.

“Seller” or “Sellers” shall have the meaning given that term in the preamble.

“Sellers Indemnitees” shall mean each Seller and its respective members, partners, shareholders, Affiliates, successors and assigns, and the officers, board of directors and/or managers, employees, agents, and representatives of all of the foregoing Persons.

“Successful Bidder” shall have the meaning given that term in the Bidding Procedures.

“Tax Returns” shall mean any report, return, information statement, payee statement or other information required to be provided to any Governmental Authority with respect to Taxes or any schedule or attachment thereto or any amendment thereof, including any return of an affiliated, combined or unitary group, and any and all work papers relating to any Tax Return.

“Taxes” means any taxes, assessments and other governmental charges imposed by any Governmental Authority, including net income, gross income, profits, gross receipts, license, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, environmental (including taxes under Code Section 59A), customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, fuel, excess profits, windfall profit, severance, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not, and any reasonable expenses incurred in connection with the determination, settlement or litigation of the Tax liability.

“Third Party” shall mean any Person other than a Party to this Agreement.

“Transfer Taxes” shall have the meaning given that term in Section 6.11(e).

“Unit” shall have the meaning given that term in Section 2.02(a).

“Wells” shall have the meaning given that term in Section 2.02(b).

“Working Interest” or “WI” shall mean, with respect to a Well, the share of the costs, expenses, burdens, and obligations of any type or nature attributable to such Well, expressed as a percentage or decimal.

Section 1.02 Interpretation. As used in this Agreement, unless the context otherwise requires, the term “includes” and its syntactical variants means “includes but is not limited to.” The headings and captions contained in this Agreement have been inserted for convenience only and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions hereof. Preparation of this Agreement has been a joint effort of the Parties and the resulting document shall not be construed more severely against one of the Parties than against the other. All references herein to “Sections” and “Articles” in this Agreement shall refer to the corresponding section and article of this Agreement unless specific reference is made to such sections of another document or instrument. The words “hereof,” “herein” and “hereunder” and words of similar import when used in any agreement or instrument shall refer to such agreement or instrument as a whole and not to any particular provision of such agreement or instrument. Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

ARTICLE II. ASSETS

Section 2.01 Agreement to Sell and Purchase. Pursuant to Section 363 and 365 of the Bankruptcy Code, for the consideration hereinafter set forth and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Sellers, and Sellers agree to sell to Buyer, all of Sellers’ right, title and interest in and to the Assets. Buyer agrees to be bound by the terms of the Bidding Procedures and the Bidding Procedures Order and shall (i) commence and complete all filings with respect to necessary government and other approvals within three (3) days following the entry of the Sale Order with respect to the relevant Assets and (ii) consummate the purchase of the Assets within ten (10) days following the entry of the Sale Order.

Section 2.02 Assets. The term “Assets” shall mean, less and except the Excluded Assets, the WI and NRI in the Wells set forth in Exhibit A-Part 2, and in addition thereto, all of Sellers’ right, title and interest in, to, under, or derived from:

(a) (i) the oil and gas leases described in Exhibit A – Part 1 (collectively, the “Leases”),

(ii) all presently existing and valid oil, gas or mineral unitization, pooling, or communitization agreements, declarations and/or orders and in and to the properties covered and the units created thereby (including all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, voluntary unitization agreements, designations and/or declarations) relating to the Wells or Leases (collectively, the “Units”), and

(iii) the oil, gas and other minerals in, to and under, or that may be produced from, and the mineral rights in and to, the Lands (including mineral servitudes, mineral royalty interests, executive rights, interests in the oil, gas and mineral leases covering the Lands and the wells located on the Lands or on lands pooled or unitized therewith, overriding royalties, carried, back-in, farmout, farmin, reversionary interests, production payments and net profits interests in such lands or such oil, gas and mineral leases, and fee mineral interests, fee royalty interests and other interests in such oil, gas and other minerals), whether such lands are described in a description set forth in such Exhibit A-Parts 1 or 2, or are described in such Exhibit A-Parts 1 or 2 by reference to another instrument (and without limitation by any depth limitations that may be set forth in such Exhibit A-Parts 1 or 2, or in any such instrument so referred to for description), and even though Sellers’ interest in such oil, gas and other minerals may be incorrectly described in, or omitted from, such Exhibit A-Parts 1 or 2;

(b) all wells located on the Lands, or attributable to the Leases or Units, whether producing or non-producing, including the wells set forth on Exhibit A-Part 2 (collectively, the “Wells”, and the Leases, the Units, Lands and the Wells being collectively referred to herein as the “Properties”);

(c) all materials, supplies, machinery, equipment, improvements, structures, tubular goods, inventory, and other personal property and fixtures, including all oil and gas wells, water wells, saltwater disposal wells and related facilities, and other wells, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, production facilities, structures, tubular goods, lease equipment, production equipment, pipelines, fixtures, platforms, facilities, surplus equipment, and other equipment, whether or not currently in use or in operating or usable condition, to the extent appurtenant to or used in connection with the Properties (collectively, the “Facilities”);

(d) to the extent assignable (1) at no cost to Sellers, or (2) upon Buyer’s voluntary payment of any applicable cost or expense, all Permits, licenses, servitudes, easements, rights-of-way, canal use agreements, surface fee interests, surface leaseholds, and other surface use agreements, saltwater disposal leases and all saltwater disposal wells and facilities located on such saltwater disposal leases, to the extent used in connection with the ownership or operation of the Properties or the Facilities, including those described in Exhibit A-Part 1;

(e) all field offices and buildings located on the Lands, and all computers, furniture and other personal property located (i) within such field offices or buildings, or (ii) on the Lands or used in connection with the ownership or operation of the Properties or Facilities, or relating to the other items described in (d) above, or (f) through (n) below, including those described in Exhibit A–Part 4;

(f) the Hydrocarbons produced from or attributable to the Properties from and after the Effective Time and all Hydrocarbons produced therefrom prior to the Effective Time that are (i) in storage to the bottom of the flange prior to sale, (ii) upstream of the sales metering point as of the Closing Date, or (iii) attributable to Imbalances;

(g) to the extent assignable (1) at no cost to Sellers, or (2) upon Buyer’s voluntary payment of any applicable cost or expense, all contracts, real property leases, equipment leases, and agreements listed in Exhibit A–Part 5 limited to the extent attributable to or used in connection with those Assets described in preceding clauses (a) through (f), and in the following clauses (h) through (n) (collectively, the “Contracts”);

(h) all Imbalances relating to the Properties;

(i) all lease files, title files, abstracts and title opinions, division order files, unitization files, contract files, land surveys and maps (including those in electronic or digital format), data sheets, land and mineral owner correspondence, joint operating agreement files, environmental and regulatory files and reports, operational files and engineering, production records, well files, accounting records relating directly to the Properties (but not including general financial and accounting records), gravity maps, electric logs, paleontological, geochemical and technical files, regional trend studies, analyses, interpretations, and other files, documents and records (including data and records in electronic or digital format) of every kind and description, and all other records and files comprised of Contracts, orders, agreements, Permits, licenses, easements, maps, data, schedules, reports, logs and data systems (electronic, digital and otherwise), relating to the Properties, or relating to the other items described in (d) through (h) above, and (j) through (n) below, and which are owned, controlled or held by Sellers (collectively, the “Files”);

(j) all vehicles, marine vessels, boats, and other personal property described in Exhibit A–Part 6;

(k) subject to the consent of all parties to the Goldking Escrow Agreement, or an order of the Bankruptcy Court that no such consent is necessary, that prorated portion of the Goldking Escrow Account applicable to the Assets;

(l) except to the extent they are not assignable notwithstanding the provisions of the Bankruptcy Code and which Sellers may convey to Buyer (1) without cost or expense to Sellers, or (2) at Buyer’s voluntary payment of any applicable cost or expense, intellectual property, and all valid seismic licenses and other licenses, patents, copyrights, trademarks, software, databases, geological data, geophysical data, engineering data, maps, interpretations and other technical information owned, controlled or held by Sellers and which relate to the Properties or Facilities, or relate to the other items described in (d) through (k) above, including those described in Schedule 5.01(s);

(m) without limitation of Section 2.02(k), except to the extent they are not assignable notwithstanding the provisions of the Bankruptcy Code, all of Sellers’ right, title and interest in all guarantees, comfort letters, bonds, escrow accounts, letters of credit (other than any letter of credit issued by Bank of Montreal in favor of Sellers), support agreement, sureties and surety bonds, and other credit support and any cash or cash equivalents or other security or collateral which (i) relate to the plugging and abandonment of any wells located on the Lands or lands pooled therewith or decommissioning and/or environmental Liabilities pertaining to the Assets, and (ii) were not originally provided therefor by Sellers or Sellers’ Affiliates;

(n) all of Sellers’ rights, claims, and causes of actions, asserted or unasserted, contingent or fixed, known or unknown, relating to, arising from, or in connection with, any interest affecting any of the Wells, Leases, Units or Lands, or the Assumed Obligations (including claims of contribution or indemnity for environmental Liabilities).

Section 2.03 Excluded and Reserved Assets. The Assets shall not include, and there is excepted, reserved and excluded from the purchase and sale contemplated hereby, the Excluded Assets. The “Excluded Assets” shall mean:

(a) any trade credits, accounts receivable, proceeds or revenues attributable to the Assets and accruing prior to the Effective Time, except those attributable to Imbalances;

(b) all Hydrocarbons produced from or attributable to the Properties with respect to any periods of time prior to the Effective Time that are not (i) in storage to the bottom of the flange prior to sale and (ii) upstream of the sales metering point as of the Closing Date, and/or (iii) subject to the Imbalances, and all proceeds attributable thereto;

(c) except as provided in Section 6.11(b), all refunds of costs, Production Taxes or expenses attributable to any periods of time prior to the Effective Time, and all refunds, credits, net operating losses and similar Tax assets attributable to Income Taxes imposed on Sellers, their Affiliates and/or their direct and indirect owners;

(d) all proceeds from the settlements of Hydrocarbon production purchase and sales contract disputes with purchasers of Hydrocarbons from or attributable to the Properties, insofar as said proceeds are attributable to any periods of time prior to the Effective Time;

(e) except for that portion of the Goldking Escrow Account included in the Assets pursuant to Section 2.02(k), all guarantees, letters of credit, comfort letters, surety bonds, support agreements and other credit support and any cash or cash equivalents or other security or collateral that were delivered by, or issued by, Sellers or Sellers’ Affiliates in support of the obligations of Sellers with respect to the Assets;

(f) subject to Section 4.02, all rights, titles, claims and interests of Sellers or their Affiliates under any insurance policy or agreement, to any insurance proceeds or to or under any bond or bond proceeds, in each such case attributable to acts, events or occurrences prior to the Effective Time;

(g) excluding the items described in Section 2.02(n), all rights, claims, and causes of action, asserted or unasserted, contingent or fixed, known or unknown, relating to the Assets and attributable to periods of time prior to the Effective Time;

(h) all patents, patent applications, logos, service marks, copyrights, trade names or trademarks of or associated with Sellers, their Affiliates or their businesses;

(i) all privileged attorney-client (i) communications and (ii) other documents (other than title opinions and title reports);

(j) all materials and information that cannot be disclosed to Buyer as a result of confidentiality obligations to Third Parties;

(k) all audit rights arising under any of the Contracts with respect to any periods of time prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances;

(l) all valuations, bidder lists, presentations and communications with marketing advisors developed or prepared in connection with marketing the Assets;

(m) all amounts paid by any Person to Sellers or their Affiliates as overhead for periods of time accruing prior to the Effective Time under any joint operating agreements burdening the Assets;

(n) unless listed as a Contract on Exhibit A-Part 5, all master service agreements between any Seller and any Third Party and all rights and privileges thereunder;

(o) all corporate, financial, income and franchise tax and litigation records that relate to Sellers’ business generally, materials, analyses and information developed or prepared in connection with marketing the Assets and all books and records related to the Excluded Assets and copies of the Files retained by Sellers;

(p) except (i) for the Earnest Money or any other amounts funded by Buyer and (ii) as otherwise expressly provided in this Agreement, all cash and cash equivalents (including marketable securities and short-term investments); and

(q) all assets listed on Exhibit B.

Section 2.04 Revenues and Expenses. Subject to the provisions hereof, including Section 9.02(a)(iii) and Section 12.01, Sellers shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall remain responsible for all Operating Expenses (in each case) attributable to the Assets for the period of time prior to the Effective Time. Subject to the provisions hereof, from and after Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall be responsible for all Operating Expenses (in each case) attributable to the Assets for the period of time from and after the Effective Time. All Operating Expenses attributable to the Assets (in each case) that are: (a) incurred with respect to operations conducted or Hydrocarbons produced prior to the Effective Time shall be paid by or allocated to Sellers and (b) incurred with respect to operations conducted or Hydrocarbons produced from and after the Effective Time shall be paid by or allocated to Buyer. Sellers shall, upon receipt of any amounts owed to Buyer under this Section 2.04 that are not accounted for in the Final Accounting Statement, promptly deliver any such amounts to Buyer. Buyer shall, upon its receipt of any amounts owed to Sellers under this Section 2.04 that are not accounted for in the Final Accounting Statement, promptly deliver any such amounts to Sellers.

ARTICLE III. CONSIDERATION

Section 3.01 Purchase Price. The consideration for the purchase, sale and assignment of the Assets by Sellers to Buyer is Buyer’s payment to Sellers of the sum of NINETEEN MILLION DOLLARS AND 00/100 ($19,000,000.00) (the “Purchase Price”), as adjusted pursuant to Section 9.02 and less the Earnest Money (the “Adjusted Purchase Price”). The Adjusted Purchase Price shall be paid by Buyer to Sellers at the Closing by means of a completed wire transfer in immediately available funds to the account of Sellers as designated by Sellers to Buyer in writing prior to the Closing.

Section 3.02 Earnest Money. Simultaneously with the execution by Buyer of this Agreement, and submission of same by Buyer to Seller and the Bankruptcy Court, Buyer has deposited the Earnest Money into the Escrow Account. All fees and expenses of the Escrow Account and Escrow Agent shall be borne one-half by Sellers and one-half by Buyer. The Earnest Money shall be returned to Buyer in accordance with the Bidding Procedures Order, provided that if this Agreement is accepted and signed by Seller, and approved by the Bankruptcy Court, the Earnest Money shall be disbursed to Sellers as a portion of the Purchase Price at the Closing, otherwise the Earnest Money shall be disbursed pursuant to and in accordance with the terms of this Agreement.

Section 3.03 Allocated Values. Buyer and Sellers agree that the unadjusted Purchase Price is allocated among the Assets in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder in the amounts set forth in Exhibit A-Part 3 (the “Purchase Price Allocation”). The “Allocated Value” for any Asset equals the portion of the Purchase Price allocated to such Asset on Exhibit A-Part 3 and such Allocated Value shall be used in calculating adjustments to the Purchase Price as provided herein. Sellers and Buyer shall use Commercially Reasonable Efforts to update the Purchase Price Allocation in a manner consistent with the prior Purchase Price Allocation following any adjustment to the Purchase Price pursuant to this Agreement. Buyer and Sellers agree that (a) the Purchase Price Allocation (as adjusted) shall be used by Sellers and Buyer as the basis for reporting Asset values and other items for purposes of all federal, state and local income Tax Returns, including without limitation Internal Revenue Service Form 8594, which Buyer and Sellers shall timely file with the Internal Revenue

Service and (b) neither they nor their Affiliates will take positions inconsistent with the Purchase Price Allocation or Allocated Values (as each is adjusted) in notices to Governmental Authorities, in audit or other proceedings with respect to Taxes, in notices to holders of Preferential Purchase Rights or in other documents or notices relating to the transactions contemplated by this Agreement; provided, however, that neither Party shall be impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings related to the Purchase Price Allocation provided that it gives the other Party prior written notice of its intent to compromise or settle a Tax proceeding related to the Purchase Price Allocation.

ARTICLE IV. PREF RIGHTS; CONSENTS; CASUALTIES

Section 4.01 Preferential Rights and Third Party Consents.

(a) Sellers have prior to execution of this Agreement provided, or shall promptly (and in no case later than three (3) Business Days following entry of the Sale Order by the Bankruptcy Court) give, notice to Third Parties holding any option, right of first refusal, or similar preferential purchase right burdening any of the Assets (each a “Preferential Purchase Right”). Sellers shall use all Commercially Reasonable Efforts, but without obligation to incur any unreasonable cost or expense, to obtain waivers of, or comply with, any such Preferential Purchase Right prior to Closing. At Buyer’s request and as permitted by Law, Sellers agree to diligently seek Bankruptcy Court orders voiding or conditioning any such rights so as to allow Buyer to acquire such Assets in accordance with this Agreement. If a Preferential Purchase Right is exercised prior to Closing, and to the extent that the Bankruptcy Court does not void or condition such right, then at Buyer’s option, the Asset subject thereto shall become an Excluded Asset and the Purchase Price shall be reduced by the Allocated Value thereof, and Sellers shall convey the affected Property to the holder of such right and be entitled to all amounts paid by such holder. If a Preferential Purchase Right has not been waived or voided by the Bankruptcy Court prior to the Closing and may be exercised after Closing, unless Buyer instructs otherwise, (i) the Asset affected by such Preferential Purchase Right shall be excluded from the Closing and the Purchase Price shall be reduced by the Allocated Value thereof, and (ii) if within sixty (60) days after the Closing such Preferential Purchase Right is not timely exercised by the holder thereof subsequent to the Closing, Sellers shall then convey to the Buyer the affected Asset for the Allocated Value thereof; otherwise such affected Asset shall be deemed an Excluded Asset under this Agreement. Sellers agree to provide Buyer with notice of any waiver or exercise of a Preferential Purchase Right promptly upon Sellers’ receipt of same.

(b) Sellers have prior to the execution of this Agreement initiated all procedures which are reasonably required to comply with or obtain the waiver or Bankruptcy Court order voiding of all Consents set forth in Schedule 5.01(c) with respect to the transactions contemplated by this Agreement. Sellers shall use Commercially Reasonable Efforts to obtain all such Consents; provided, however, Sellers shall not be obligated to pay any consideration to (or incur any cost or expense for the benefit of) the holder of any Consent in order to obtain such Consent. If a Consent has not been obtained prior to the Closing, unless (i) Sellers shall have obtained from the Bankruptcy Court a judgment, court order or ruling which is binding on the Sellers and the holder of such Consent, and which is to the reasonable satisfaction of Buyer, that such Consent that Sellers were unable to obtain is nevertheless deemed to have been given and obtained, or (ii) Buyer agrees otherwise, the Asset affected by such un-obtained Consent shall be excluded from the Closing and the Purchase Price shall be reduced by the Allocated Value thereof, and if within sixty (60) days after the Closing such Consent is obtained, Sellers shall then convey to the Buyer the affected Asset for the Allocated Value thereof; otherwise such affected Asset shall be deemed an Excluded Asset under this Agreement. Provided, however, and notwithstanding anything contained to the contrary in this Agreement, the failure to obtain any Consent which Sellers have requested from the holder thereof in accordance with this Agreement and the document containing such Consent, and such document (i) states that the consent cannot be unreasonably withheld, conditioned or delayed (or words to similar effect) and (ii) does not contain a provision stating that the failure to obtain such consent (or any default under such document) renders either the document or the applicable transaction void (or words similar thereto), shall not be a basis for excluding the Asset affected by such un-obtained Consent from Closing. Sellers agree to provide Buyer with notice of any obtained Consent promptly upon Sellers’ receipt of same.

Section 4.02 Casualty or Condemnation Loss. If, after the execution of this Agreement, but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (a “Casualty Loss”), Buyer shall, at its election, have the right to either (A) exclude the affected Asset from the Closing (in which case it shall be deemed to be an Excluded Asset under this Agreement, and the Purchase Price shall be reduced by the Allocated Value thereof), or (B) close on the purchase of such affected Asset in which case (subject to each Party’s rights set forth in Section 11.01(d) and Buyer, at its sole election, may elect to: (i) reduce the Purchase Price by an amount agreed upon in writing by the Parties as being a reasonable estimate of such Casualty Loss, which amount shall not exceed the Allocated Value of the applicable Asset, (ii) agree with Sellers to cause the Assets affected by any Casualty Loss to be repaired or restored, at Sellers’ sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date only with Buyer’s prior written consent), or (iii) have Sellers transfer to Buyer such insurance proceeds, claims, awards, and other payments arising out of such Casualty Loss; provided, however, that such amounts cover the cost of repair and restoration in full. If Buyer elects to proceed under Section 4.02(i) and the Parties fail to agree by the Closing Date on the reduction to the Purchase Price (which agreement the Parties shall use good faith efforts to reach), Buyer shall then proceed with respect to such Casualty Loss under either Section 4.02(ii) or Section 4.02(iii). If Buyer elects to proceed under Section 4.02(ii) and the Parties fail to agree by Closing on the terms of the agreement contemplated thereby (which agreement the Parties shall use good faith efforts to reach), Buyer shall then proceed with respect to such Casualty Loss under either Section 4.02(i) or Section 4.02(iii).

ARTICLE V. REPRESENTATIONS AND WARRANTIES

Section 5.01 Representations and Warranties of Sellers. Sellers jointly and severally represent and warrant to Buyer as follows:

(a) Organization. Dune Energy, Inc., is a corporation duly formed, validly existing and in good standing under the Laws of the state of Delaware. Dune Operating Company is a corporation duly formed, validly existing and in good standing under the Laws of the state of Texas. Dune Properties, Inc., is a corporation duly formed, validly existing and in good standing under the Laws of the state of Texas.

(b) Qualification. Each Seller is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business as now conducted makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

(c) Authorization /Consents. The execution and delivery by Sellers of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all requisite action by each Seller’s governing body and under its organizational documents. Other than as set forth on Schedule 5.01(c), such authorization as is required by the

Bankruptcy Court, and those consents of Governmental Authorities customarily obtained post-Closing or except as may otherwise be determined by the Bankruptcy Court, Sellers are not required to (i) give any notice to, make any filing with or obtain any authorization, consent or approval from any Governmental Authority or (ii) obtain any consent from any other Third Party (in each case) in order for Sellers to consummate the transactions contemplated by this Agreement (each, a “Consent”).

(d) Enforceability. Subject to the entry of the Sale Order by the Bankruptcy Court, this Agreement has been duly executed and delivered by Sellers, and constitutes the valid and legally binding obligation of Sellers, enforceable in accordance with its terms and conditions except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such principles are considered in a proceeding at Law or in equity.

(e) Noncontravention. Assuming (i) the entry of the Sale Order by the Bankruptcy Court, (ii) compliance with all consent requirements and preferential rights to purchase or similar rights applicable to the transactions contemplated hereby and (iii) the release at the Closing of the mortgages and security interests upon the Assets securing Sellers’ and/or their Affiliates’ credit facilities, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby by Sellers will violate or breach the terms of, cause a default under, result in acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under: (A) any applicable Law, (B) the organizational documents of Sellers, or (C) any Material Contract, other than, in the case of clauses (A) and (C), any such items that, individually or in the aggregate, would not have a Material Adverse Effect.

(f) Litigation. Except for the Bankruptcy Case and the litigation described on Schedule 5.01(f), as of the date of this Agreement there are no suits, actions or litigation before or by any Governmental Authority that are pending or, to Sellers’ Knowledge, threatened against Sellers, that are attributable or related to (i) the execution and delivery of this Agreement by Sellers or the consummation of the transactions contemplated hereunder, or (ii) Sellers’ title, ownership, use or operation of any of the Assets.

(g) Brokers’ Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions based upon arrangements made by or on behalf of Sellers, and Buyer shall not be liable for any such fee in any case.

(h) Taxes.

(i) With respect to the Assets:

(A) Except as set forth in Schedule 5.01(h), all Taxes due and payable with respect to the Properties have been paid.

(B) Except as set forth in Schedule 5.01(h), to Sellers’ Knowledge all Tax Returns relating to (or that include) such Assets that were required to be filed on or before the date hereof by Sellers have been timely filed with the appropriate Governmental Authority, all such Tax Returns are true, correct and complete in all material respects and have been prepared in all material respects in accordance with applicable Laws, and all Taxes (regardless of having been shown as due on any Tax Return) have been timely paid.

(C) With respect to all Taxes (x) there is not currently in effect any extension or waiver by Sellers of any statute of limitations of any jurisdiction regarding the assessment or collection of any such Tax related to such Assets, and (y) except as set forth in Schedule 5.01(h), there are no administrative proceedings, audits, examinations, investigations, disputes, notices of deficiency, notices of assessment or reassessment, or lawsuits pending or threatened against such Assets or Sellers with respect to such Assets by any taxing Governmental Authority.

(D) To Sellers’ Knowledge, except as listed on Schedule 5.01(h), none of the Assets are bound as of the Effective Time or will be bound at or after Closing by any tax partnership agreement binding upon Sellers or Buyer.

(E) There are no outstanding Liens or other encumbrances with respect to Taxes upon any of the Assets, except for Liens with respect to Taxes not yet due and payable listed on Schedule 5.01(h).

(ii) No Seller is a “foreign person” (as that term is defined in Section 1445(f)(3) of the Code).

(iii) To Sellers’ Knowledge, each Seller has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or any similar provision of state, local or foreign Law) and has, within the time and the manner prescribed by Law, withheld and paid over to the proper Governmental Authority all amounts required to be so withheld and paid over under applicable Laws.

(iv) No Seller is the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling, memorandum, or agreement (including a closing agreement) with any Governmental Authority.

(v) No Seller has received, or is otherwise not aware of, a claim of any Governmental Authority, in a jurisdiction where such entity does not file a Tax Return, stating that such entity is or may be subject to taxation by that jurisdiction for Taxes that would be covered by or the subject of such Tax Return.

(vi) No Seller has any Liability for the Taxes of any Person under Treasury regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, by operation of Law or otherwise. No Sellers is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement, or any other contract, obligation, understanding or agreement to pay the Taxes of another Person or to pay the Taxes with respect to transactions relating to any other Person.

(vii) No Asset is (a) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (b) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (c) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (d) “limited use property” within the meaning of Rev. Proc. 2001-28, (e) subject to Section 168(g)(1)(A) of the Code, or (f) subject to a “section 467 rental agreement” as defined in Section 467 of the Code.

(i) Royalty Payments. To Sellers’ Knowledge, where any Seller is the party responsible for royalty payments, such Seller has paid all lessor royalties, shut-in royalties, overriding royalties and other royalties or similar burdens on production with respect to the Leases that have become due and payable as of the Effective Time (“Royalties”) (other than (i) royalties that are less than state-mandated minimum royalty amounts and (ii) royalties held in escrow or suspense accounts or escheated) due from Seller.

(j) Hydrocarbon Sales. No Seller is obligated by virtue of a production payment or any other arrangement, other than gas balancing arrangements, to deliver Hydrocarbons produced from the Properties at some future time without then or thereafter receiving payment for the production commensurate with Sellers’ ownership in and to the Assets.

(k) Environmental Notices. Except as described on Schedule 5.01(k), neither Sellers have nor, to Sellers’ Knowledge, any other Person has received any notice, claim or action from a Governmental Authority alleging a violation or threatened violation of any Environmental Laws relating to the Assets where such violation has not been previously cured or otherwise remedied. To Sellers’ Knowledge, except as set out in Schedule 5.01(k), there have not been any, and there currently are no violations of, Environmental Laws or other matters which will or could give rise to a violation of Environmental Laws. Additionally, except as described in Schedule 5.01(k), to Sellers’ Knowledge (i) none of the Assets are in material violation of any Environmental Laws or any limitations, restrictions, conditions, standards, obligations, or timetables contained in any Environmental Laws, (ii) there has not been any improper use, storage, transportation, release or disposal of Hazardous Substances relating to any of the ownership or operation of any of the Assets, and (iii) none of the Assets are subject to any investigation or require any remedial action under any Environmental Laws or to respond to a release or threatened release of any Hazardous Substances.

(l) Compliance with Laws and Permits. To Sellers’ Knowledge, the ownership and operation of the Assets have been in compliance with all applicable Laws and Permits, except for such non-compliance which, individually or in the aggregate would not result in a Material Adverse Effect. Except as described in Schedule 5.01(l), Sellers have not received any notice, claim or action from any Governmental Authority, or any other Person, alleging a violation or threatened violation of any applicable Laws relating to the Assets where such violation has not been previously cured or otherwise remedied.

(m) Preferential Purchase Rights. Except as set forth in Schedule 5.01(m), no preferential rights to purchase, or similar rights, burden Sellers’ sale of the Assets to the Buyer.

(n) Imbalances. To Sellers’ Knowledge, there are no Imbalances as of the Execution Date with respect to the Properties. To Sellers’ Knowledge, Sellers are not obligated by virtue of a take or pay payment, advance payment or similar payment, to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Properties, at some future time without receiving payment thereof at or after the time of delivery.

(o) Canal Use Fees. To Sellers’ Knowledge, Sellers have fully paid all fees, rentals, and other payments due as of the Effective Time with respect to any canals used by Sellers in connection with, or as part of, the Assets.

(p) Wells. Except as set forth in Schedule 5.01(p), to Sellers’ Knowledge, all oil and gas wells located within the Assets have been drilled and completed within the limits permitted by all applicable Leases, contracts, pooling and unit agreements, and applicable Laws. No Well is subject to penalties or allowables after the Effective Time because of any overproduction or any other violation of applicable Laws. Since the Execution Date, Sellers have not abandoned, and are not in the process of abandoning, any Wells (nor have they removed, nor are they in the process of removing, any material items of personal property located on the Lands, except those replaced by items of substantially equivalent suitability and value). There are no wells located on the Assets with respect to which Sellers have received an order from any Governmental Authority requiring that such well be plugged and abandoned that has not been plugged and abandoned.

(q) Commitments, Abandonments or Proposals. Except as set forth on Schedule 5.01(q), Sellers have incurred no expenses, and have made no commitments to make expenditures in connection with the ownership or operation of the Assets after the Effective Time (i) in excess of $50,000 or (ii) other than routine expenses incurred in the normal operation of wells on the Properties in accordance with generally accepted practices in the oil and gas industry; and (ii) no proposals are currently outstanding by Sellers or other working interest owners to drill additional wells, or to deepen, plug back, or rework existing wells, or to conduct other operations for which consent is required under any applicable joint operating agreements, or to conduct any other operations other than normal operation of existing wells on the Lands, or to abandon any wells, on the Lands.

(r) Plugging and Abandonment. Except for wells listed in Schedule 5.01(r), and except for wells drilled to depths not included within the Properties or within units in which the Properties participate which have never been completed in such depths and for which Sellers are not primarily liable to properly plug, replug and abandon, to Sellers’ Knowledge, there are no dry holes, or shut in or otherwise inactive wells, located on the Lands or on lands pooled or unitized therewith, except for wells that have been properly and completely plugged and abandoned.

(s) Intellectual Property. Sellers either own, or have valid licenses or other rights to use, the intellectual property described on Schedule 5.01(s).

(t) Basic Documents. Except as set forth in Schedule 5.01(t):

(i) The Leases, Contracts, and Permits and licenses, easements, rights-of-way and other rights-of-surface use comprising any part of or otherwise relating to the Assets (collectively, the “Basic Documents”) are, to Sellers’ Knowledge, in full force and effect and constitute valid and binding obligations of the parties thereto in all material respects. Sellers have not, and to Sellers’ Knowledge, no operator thereof has, (i) manifested an intention to abandon any Lease, (ii) received notice from any lessor of such lessor’s intention to bring litigation to terminate a Lease, (iii) received notice that a lessor has filed an affidavit of non-production with the appropriate county or parish clerk applicable to a Lease, (iv) received notice of any request or demand for payments, adjustments of payments, or performance pursuant to obligations under any Lease that is still outstanding, or (v) received notice of default with respect to the payment or calculation of Lease royalties, overriding royalties, rentals or bonus payments that has not been cured.

(ii) To Sellers’ Knowledge (i) Sellers are not in breach or default (and no situation exists which with the passing of time or giving of notice would create a breach or default) of their obligations under the Basic Documents, and (ii) no breach or default by any Third Party (or situation which with the passage of time or giving of notice would create a breach or default) exists as to such Third Party’s obligations under the Basic Documents. To Sellers’ Knowledge, all payments (including all delay rentals, royalties, shut-in royalties and valid calls for payment or prepayment under joint operating agreements) owing under Basic Documents, have been, and are being made, correctly, timely, and before the same became delinquent, by Sellers and, where the payment of same is to be made by Third Parties, have been and are being made, to Sellers’ Knowledge, by such Third Parties.

(u) Condemnation. To Sellers’ Knowledge, there are no pending or threatened taking or eminent proceedings (whether permanent, temporary, whole or partial) affecting any of the Assets.

(v) Damages. To Sellers’ Knowledge, as of the Execution Date, there has not been any damage or destruction to any of the Well or the Facilities, except for ordinary wear customary in the oil and gas industry.

(w) Suspense Amounts. Except as set forth in Schedule 5.01(w), there are no amounts held in suspense by Sellers relative to the Properties.

(x) No Mining Operations. Sellers have not, and to Sellers’ Knowledge no others have, conducted any coal, precious metals, or other mining operations in, on or under any of the Lands and to Sellers’ Knowledge, the Lands and Leases are not encumbered or affected by any coal, precious metals, other mineral extraction leases or agreements.

(y) Hedges. None of the Properties is subject to or bound by any Hedge.

(z) Title; Pay Status. By, through and under Sellers, but not otherwise, Sellers own the WI and NRI in the Wells set forth in Exhibit A-Part 2 through the life and existence of each of such Wells, and assuming entry of the Sale Order by the Bankruptcy Court, free and clear of any and all Liens other than Permitted Encumbrances. To Sellers’ Knowledge, Sellers’ entire interest in each Well is in paying status and has not been suspended by the oil and gas purchaser or any other remitter of proceeds of production.

(aa) Production Sales Contracts. To Sellers’ Knowledge, except for agreements or arrangements which are cancelable on thirty (30) days’ notice or less without penalty or detriment, there exist no agreements or arrangements for the sale of Hydrocarbons from the Properties (including calls on, or other rights to purchase, production, whether or not the same are currently being exercised). Sellers are presently receiving a price for all production from (or attributable to) each Property covered by a production sales contract as computed in accordance with the terms of such contract, and is not having deliveries of gas from any Property subject to a production sales contract curtailed substantially below such Property’s delivery capacity.

(bb) Notice of Bankruptcy Case. Sellers have undertaken commercially reasonable action to notify (by providing written notice by U.S. Mail at the last address known to Sellers) all known lienholders, lessors of the Leases, Contract counterparties, other known creditors and interest holders, and others known to have any claims against the Assets and/or Sellers, of the Bankruptcy Case and the motion by Sellers to sell the Assets.

(cc) Insurance. Sellers have insurance in place covering the Properties in types and amounts as are reasonable and customary in the oil and gas exploration and production industry. There are no insurance claims by Sellers for damage to the Properties currently outstanding and unpaid or otherwise unresolved.

(dd) Non-Consent Operations. Except as disclosed in Schedule 5.01(dd), Sellers have not (i) made any non-consent elections in any operations or activity proposed with respect to the Properties which could result in any of Sellers’ interest in any Property becoming subject to a penalty or a forfeiture as a result of such non-consent election, except to the extent reflected in the WI and NRI of the Wells set forth in Exhibit A-Part 2 or (ii) with respect to the contracts described in Exhibit A-Part 5, taken any action, nor refrained from taking any action, the effect of which has been to (A) increase Sellers’ WI in any of the Wells to a level greater than that which Sellers have represented on Exhibit A-Part 2, or (B) reduce Sellers’ NRI in any of the Wells to a level less than that which Sellers have represented on Exhibit A-Part 2

(ee) Not Investment Company. Each Seller is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or is otherwise subject to regulation under or the restrictions of such act.

(ff) Knowledgeable Seller. Each Seller has knowledge, skill and experience in financial, business, and investment matters relating to the transactions contemplated by this Agreement and is capable of evaluating the merits and risks of such transactions. To the extent deemed necessary by Sellers, Sellers have retained, at their own expense, and relied upon, appropriate professional advice regarding the investment, tax, and legal merits and consequences of its execution of this Agreement.

(gg) Contracts; Leases. To Sellers’ Knowledge, Schedule 5.01(gg) lists all Material Contracts as of the date hereof.

(hh) Intentionally Deleted.

(ii) Payment to Service Providers. To Sellers’ Knowledge, all payments owed for labor, materials and supplies rendered or furnished to or in connection with the Assets on or after the Petition Date have been, and are being made, correctly, timely, and before the same became delinquent, by Sellers and, where the payment of same is to be made by Third Parties, have been and are being made, to Sellers’ Knowledge, by such Third Parties.

Section 5.02 Representations and Warranties of Buyer.

Buyer represents and warrants to Sellers as follows:

(a) Organization. Buyer is a Delaware limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware.

(b) Qualification. Buyer is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business as now conducted makes such qualification necessary, except where the failure to be so qualified or in good standing would not materially hinder or impede the consummation by Buyer of the transactions contemplated by this Agreement.

(c) Authorization/Consents. The execution and delivery by Buyer of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all requisite action by Buyer’s governing body and under its organizational documents. Subject to the entry of a Sale Order by the Bankruptcy Court and except as would not materially hinder or impede the consummation by Buyer of the transactions contemplated by this Agreement, Buyer is not required to give any notice to, make any filing with or obtain any authorization, consent, or approval from any Governmental Authority or any Third Party in order for Buyer to consummate the transactions contemplated by this Agreement.

(d) Enforceability. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such principles are considered in a proceeding at Law or in equity.

(e) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby by Buyer will violate or breach the terms of, cause a default under, result in acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under: (i) any applicable Law, (ii) the organizational documents of Buyer, or (iii) any material contract of Buyer, other than, in the case of clauses (i) and (iii), any such items that, individually or in the aggregate, would not materially hinder or impede the consummation by Buyer of the transactions contemplated by this Agreement.

(f) Litigation. There are no suits, actions or litigation before or by any Governmental Authority that are pending or, to Buyer’s Knowledge, threatened against Buyer or any Affiliate of Buyer that would materially hinder or impede the consummation by Buyer of the transactions contemplated by this Agreement.

(g) Brokers’ Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Sellers will be liable or obligated.

(h) Financing. Buyer has (and at the Closing will have) sufficient cash, available lines of credit or other sources of immediately available funds (in United States Dollars) to enable Buyer to pay the Purchase Price to Sellers at the Closing, and Buyer does not have any reason to believe that the financing required to consummate the transactions contemplated by this Agreement will not be available to Buyer on a timely basis to consummate the transactions contemplated by this Agreement.

(i) Adequate Assurances Regarding Contracts. Buyer will be capable of satisfying the conditions contained in Sections 365(b)(1)(C) and 365(f)(2)(B) of the Bankruptcy Code with respect to the Contracts.

(j) Investment. Buyer is an experienced and knowledgeable investor in the oil and gas business. Prior to making its Bid, Buyer has had an opportunity to conduct due diligence regarding the Assets. Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own legal, tax and other professional counsel and consultants concerning this Agreement, the Assets, including executory contracts and unexpired leases, and the value thereof. In making the decision to enter into this Agreement, Buyer did not rely upon or receive any written or oral statements, representations, promises, warranties, or guarantees whatsoever, whether express, implied by operation of law, or otherwise, with respect to the Assets, or the completeness of any information provided in connection with the sale of the Assets or the Auction, and has relied solely on the basis of its own independent valuation and due diligence investigation of the Assets.

(k) NORM, Wastes and Other Substances. Buyer acknowledges that the Assets have been used for exploration, development and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, naturally occurring radioactive material (“NORM”) or other Hazardous Substances. NORM may affix or attach itself to the inside of Wells, materials and equipment as scale or in other forms. The Wells, materials and equipment located on the Assets or included in the Assets may contain NORM, asbestos and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including without limitation, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and Hazardous Substances from the Assets.

(l) Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended. Buyer is acquiring the Assets for its own account and not for distribution or resale in any manner that would violate any state or federal securities Law.

ARTICLE VI. CERTAIN COVENANTS

Section 6.01 Access. From the Execution Date until the Closing, Sellers shall cooperate with Buyer and provide Buyer and its attorneys, representatives, consultants and advisors, access at all reasonable times to the Assets, Files, any contract files, lease or other title files, production files, well files, accounting files, and other files of Sellers pertaining to the ownership and operation of the Assets, and Sellers will use their Commercially Reasonable Efforts to arrange for Buyer, and its attorneys, representatives, consultants and advisors, to have access to any such files in the office of each Seller. In connection with its access to the Assets, Buyer shall have the right at all reasonable times to inspect and test the Properties to determine the accuracy of Sellers’ representations and warranties. In addition, Sellers shall use their Commercially Reasonable Efforts to immediately seek and obtain consent to disclose to Buyer any records or data which Sellers cannot provide to Buyer without, in their opinion, breaching confidentiality agreements with other parties, as identified in Schedule 6.01. All information obtained by Buyer and its representatives pursuant to this Section 6.01 shall be subject to the terms set forth in Section 6.02.

Section 6.02 Confidentiality. Buyer agrees (a) to keep any non-public information or documents obtained in connection with this Agreement confidential, (b) not to use any such information or documents for any purpose other than to evaluate, negotiate and consummate the transactions contemplated by this Agreement and (c) not to disclose the terms hereof or thereof to any Person other than Buyer’s Affiliates and Buyer’s and its Affiliates’ professional advisors and consultants, financial advisors and bankers (“Advisors”), except in each case with the prior written consent of Sellers; provided that Buyer shall ensure that all of Buyer’s and its Affiliates’ Advisors are made aware, prior to the disclosure of such confidential information to the Advisors, of the confidential nature thereof, that the Advisors shall owe a duty of confidence to Sellers as well as Buyer and obtain the Advisors’ written undertaking for the benefit of Sellers to hold such confidential information in confidence. Notwithstanding the foregoing, if required by Law or judicial or administrative order or process, Buyer may disclose information and documents required to be held confidential hereunder to the extent, and only to the extent, necessary to comply with such Law or judicial or administrative order or process. Buyer shall promptly notify Sellers of such required disclosure and shall request that confidential treatment be afforded any such disclosed information. If the Closing should occur, the foregoing confidentiality restriction on Buyer shall terminate (except as to the Excluded Assets).

Section 6.03 Conduct of Operations. From the Execution Date until Closing, Sellers will, consistent with their duties and obligations as a debtors-in-possession and subject to the requirements of the Bankruptcy Code and any orders of the Bankruptcy Court, (a) continue the routine operation of the Properties in the ordinary course of business and as would a reasonable prudent operator in accordance with good oilfield practice; (b) operate the Properties in compliance with all Permits, applicable Laws and Environmental Laws and in compliance with all of the Basic Documents; (c) fulfill all obligations under the Basic Documents and, in all respects, under such applicable Laws and Environmental Laws; and (d) maintain all equipment used in connection with the Properties in at least as good of a condition as it is as of the Execution Date, subject to ordinary wear and tear. Between the Execution Date and the Closing Date, Sellers will, consistent with their duties and obligations as a debtors-in-possession and subject to the requirements of the Bankruptcy Code and any orders of the Bankruptcy Court: (i) conduct their business relating to the Properties only in the ordinary course of business; (ii) use their Commercially Reasonable Efforts to preserve, or cause to be preserved, in full force and effect, all Leases, operating agreements, easements, rights-of-way, Permits, approvals, bonds, guaranties, licenses and other agreements that relate to the Properties; (iii) make, or cause to be made, all filings required under applicable Law with respect to the Properties; (iv) maintain, or have maintained on its behalf, the same insurance coverage for the benefit of Sellers and the Properties as is in effect on the date hereof; (v) not mortgage, pledge, encumber, create or allow any consensual Liens not existing on the date hereof upon any Properties; (vii) keep Buyer reasonably informed regarding current and proposed activities relating to the Properties; and (viii) not take any action that would cause its representations or warranties hereunder to be materially incorrect as of the Closing Date.

Section 6.04 Bonds. Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Authorities or any Third Party and relating to the Assets, are transferable or are to be transferred to Buyer. On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer or its designee, replacements for such Governmental Authority bonds, letters of credit and guarantees to the extent such replacements are necessary to permit the cancellation of the Governmental Authority bonds, letters of credit and guarantees posted by Seller and/or its Affiliates. In addition, at or prior to Closing, Buyer shall deliver to Seller evidence of (a) the posting of bonds or other security with all applicable Governmental Authorities meeting the requirements of such authorities for Buyer to own and, where appropriate, operate, the Assets and (b) Buyer’s qualification to own and operate the Assets in the jurisdictions where the Assets are located. Buyer further agrees to replace Seller as the provider of a bond on any Third Party existing bond obligation applicable to the Assets and described in Schedule 6.04 hereto, in an amount not to exceed Sellers’ current amount of such Third Party bond obligation, and to the extent required by the Bankruptcy Court and permitted by such Third Party.

Section 6.05 Payment of Expenses. Each Seller will cause its proportionate share of all expenses (including all bills for labor, materials and supplies used or furnished for use in connection with the Assets and all Production Taxes, Transfer Taxes and severance, production, and similar Taxes) relating to the ownership or operation of the Assets prior to the date of Closing to be promptly paid and discharged, except for expenses disputed in good faith.

Section 6.06 Restrictions on Certain Actions. From the Execution Date until Closing, except as set forth in this Article VI, Sellers have not, and will not, without Buyer’s prior written consent, which may be withheld by Buyer at Buyer’s discretion:

(a) expend any funds, or make any commitments to expend funds (including entering into new agreements which would obligate Sellers to expend funds), or otherwise incur any other obligations or liabilities, with respect to the Properties, other than to pay expenses or to incur liabilities in connection with routine operation of the Properties, which routine operation shall include voting on all operations proposed pursuant to any applicable joint operating agreements, including (i) proposals of new Wells, (ii) reworking or recompletion of Wells and (iii) elections made pursuant to the area of mutual interest provision thereof, after the Effective Time and except in the event of an emergency requiring immediate action to protect life or preserve the Properties, provided Sellers (A) promptly advise Buyer in writing of such items described in Sections 6.06(a)(i), 6.06(a)(ii) and 6.06(a)(iii) when same occur, and (B) will not, without Buyer’s prior written consent make a capital expenditure, voluntarily incur any liability or enter into any commitment or agreement with respect to the Properties which will cost (or which could involve the payment of amounts) in excess of Fifty Thousand Dollars and 00/100 ($50,000.00), net to Sellers’ interest, with respect to an individual project or series of related projects;

(b) except where necessary to prevent the termination of a Lease or other material agreement governing Sellers’ interest in the Properties and except with respect to the Excluded Assets, propose the drilling of any additional wells, or propose the deepening, plugging back or reworking of any existing Wells, or propose the conducting of any other operations which require consent under any applicable joint operating agreement, or propose the conduct of any other operations other than the normal operation of the existing Wells on the Properties, or propose the abandonment of any wells on the Properties (and Sellers agree that they will advise Buyer of any such proposals made by Third Parties and will respond to each such proposal made by a Third Party in the manner requested by Buyer); and

(c) release (or permit to terminate), or modify or reduce its rights under, any Lease forming a part of the Properties, or any other Basic Document, or enter into any new agreements which would be Basic Documents, or modify any existing production sales contracts or enter into any new production sales contracts, except contracts terminable by Sellers with notice of sixty (60) days or less.

Section 6.07 Commercially Reasonable Efforts. Subject to any applicable order of the Bankruptcy Court, and otherwise on the terms and subject to the conditions of this Agreement, Sellers and Buyer shall use Commercially Reasonable Efforts to cause the Closing to occur as promptly as practicable, and no Party shall take any action to prevent or delay, or fail to take any action in order to prevent or delay, the Closing from occurring as promptly as practicable. Without limiting the generality of the foregoing, the Parties shall (and shall cause their respective directors, officers and subsidiaries, and use their Commercially Reasonable Efforts to cause their respective Affiliates, employees, agents, attorneys, accountants and representatives, to consult and cooperate with and provide reasonable assistance to each other and otherwise use Commercially Reasonable Efforts in connection with (a) obtaining all necessary consents, licenses, qualifications or other permission or action by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any Governmental Authority or other Person with respect to the consummation of the transactions contemplated by this Agreement, (b) causing to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement; (c) defending, and cooperation in defending, all proceedings before a Governmental Authority challenging this Agreement or the consummation of the transactions contemplated by this Agreement; and (d) the execution of any additional instruments necessary to consummate the transactions contemplated by this Agreement, and (e) in general, consummating and making effective the transactions contemplated hereby.

Section 6.08 Bankruptcy Actions. Buyer covenants and agrees that it shall cooperate with Sellers in connection with furnishing information or documents to Sellers to satisfy the requirements of adequate assurance of future performance under Section 365(f)(2)(B) of the Bankruptcy Code.

Section 6.09 Notice of Litigation. Until the Closing, (a) Buyer, upon learning of the same, shall promptly notify Sellers of any proceeding by or before a Governmental Authority which is commenced or threatened against Buyer and which affects this Agreement or the transactions contemplated herein and (b) Sellers, upon learning of the same, shall promptly notify Buyer of any proceeding by or before a Governmental Authority which is commenced or threatened against Sellers which affects this Agreement or the transactions contemplated herein.

Section 6.10 Notice of Certain Matters.

(a) Until the Closing, Sellers shall give prompt notice to Buyer of: (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which, to Sellers’ Knowledge, would be likely to cause any representation or warranty made by Sellers in Section 5.01 to be untrue or inaccurate at or prior to the Closing and (ii) any failure of Sellers to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by Sellers hereunder prior to Closing.

(b) Until the Closing, Buyer shall give prompt notice to Sellers of: (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which, to Buyer’s Knowledge, would be likely to cause any representation or warranty contained in Section 5.02 to be untrue or inaccurate at or prior to the Closing, and (ii) any failure of Buyer to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by Buyer hereunder prior to Closing.

(c) The delivery of any notice pursuant to this Section 6.10 shall not be deemed to (i) modify the representations or warranties hereunder of the Party delivering such notice, (ii) modify the conditions set forth in Article VIII, or (iii) limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

Section 6.11 Taxes.

(a) Production Taxes. For purposes of allocating liability for Production Taxes under this Agreement, in the case of any taxable period that begins before and ends after the Effective Time, Production Taxes attributable to the Assets allocable to the portion of the period ending before the Effective Time shall be equal to the amount of such Production Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days during the period that are in the period ending before the Effective Time and the denominator of which is the total number of days in the period. Similarly, Production Taxes attributable to the Assets allocable to the portion of the period beginning on the Effective Time shall be equal to the amount of such Production Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days during the portion of the period beginning on the Effective Time and the denominator of which is the total number of days in the period. Sellers shall be liable for and shall timely pay all Production Taxes that are attributable to all taxable periods (or portions thereof) ending before the Effective Time, and Buyer shall be liable for all Production Taxes that are attributable to taxable periods beginning on or after the Effective Time.

(b) Refunds. Any refunds and credits with respect to Taxes paid by Sellers or allocated to Sellers under Section 6.11(a) shall belong to Sellers, provided, however, that in no event shall Sellers be entitled to any Taxes (or any refunds or credits with respect to such Taxes) that increase the Purchase Price pursuant to Section 9.02(a). Buyer will forward to Sellers or reimburse Sellers for any refunds or credits of Taxes belonging to Sellers within ten (10) Business Days from receipt thereof by Buyer. Any refunds and credits with respect to Taxes paid by Buyer or allocated to Buyer under Section 6.11(a) or that increase the Purchase Price pursuant to Section 9.02(a) shall belong to Buyer. Sellers will forward to Buyer or reimburse Buyer for any refunds or credits belonging to Buyer within ten (10) Business Days from receipt thereof by Sellers.

(c) Withholding. Buyer shall not withhold, under Code Section 1445, from payments to be made pursuant to any transaction contemplated by this Agreement, provided that Sellers deliver to Buyer at Closing a properly completed Certificate of Non-Foreign Status in the form attached hereto as Exhibit E. Except as provided in the immediately preceding sentence, Buyer shall be entitled to deduct and withhold from any consideration payable hereunder, or other payment otherwise payable pursuant to this Agreement, the amounts required to be deducted and withheld under the Code, or any provision of any U.S. federal, state, local or foreign Law. Any amounts so withheld shall be paid over to the appropriate Governmental Authority. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid by the Buyer to the Sellers.

(d) Cooperation on Preparation of Tax Returns. Sellers and Buyer shall provide the other with such reasonable assistance as is reasonably requested (i) to prepare any Tax Return potentially impacting the liability of Sellers or Buyer for Taxes and (ii) in connection with any audit or other examination by any Governmental Authority or judicial or administrative proceedings relating to any liability of Sellers or Buyer for Taxes. If the cooperation requested by one Party under this Section 6.11(d) requires the other Party to incur any extraordinary cost or expense, the requesting Party shall reimburse the other Party for (or shall bear) such cost or expense, provided that the other Party reasonably notifies the requesting Party about the incurrence of such cost or expense in advance.

(e) Transfer Taxes. All sales, use, stamp, documentary, filing, recording, value-added, registration, stamp duty, transfer or similar Taxes, including any interest and penalties in connection therewith, that are imposed or levied by any Governmental Authority by reason of, in connection with or attributable to the sale, assignment, conveyance and transfer by Sellers to Buyer of the Assets pursuant to this Agreement (“Transfer Taxes”) shall be borne by Buyer, and Buyer shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. The Parties shall reasonably cooperate with the other to prepare and file all such Tax Returns and to provide any information and documentation reasonably requested that may be necessary to obtain any exemption from any Transfer Taxes. In addition, Sellers shall reasonably cooperate to mitigate, reduce or eliminate any Transfer Taxes, including providing, executing and/or delivering any certificate or other documents as may be requested by Buyer to mitigate, reduce or eliminate any such Transfer Taxes.

Section 6.12 Amendment of Exhibits and Schedules. Until five (5) Business Days prior to the Closing, Sellers may correct or supplement any Schedule hereto by furnishing such corrected or supplemented Schedule to Buyer (and such corrected or supplemented information shall be deemed to amend this Agreement for all purposes); provided, however, any corrected or supplemented information set forth on such corrected or supplemented Schedule shall be disregarded (a) in determining whether the condition set forth in Section 8.02(a) has been satisfied and (b) to the extent such corrected or supplemented information reduces or increases the Allocated Value of a Well, on a Well-by-Well basis. Additionally, the Parties agree to make such revisions to Exhibit A as are reasonably necessary or appropriate to correct the descriptions of, or more fully and better describe, the Assets.

Section 6.13 Dispositions of Assets. During the Interim Period, Sellers shall not, without the prior and sole discretion consent of Buyer, transfer, sell, or otherwise dispose of any Assets, except for (a) sales and dispositions of Hydrocarbon production in the ordinary course of business, (b) sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment is obtained, and (c) sales, transfers or similar dispositions of Assets in accordance with Section 4.01 of the exercise of any preferential rights to purchase or similar rights (and, following any such sale, transfer or disposition pursuant to this clause (c), the Purchase Price shall be reduced by the Allocated Value of the Assets, or portion thereof, so sold or transferred).

Section 6.14 Buyer Indemnification. BUYER HEREBY INDEMNIFIES AND SHALL DEFEND AND HOLD SELLERS INDEMNITEES HARMLESS FROM AND AGAINST ANY AND ALL OF THE FOLLOWING CLAIMS ARISING FROM BUYER’S ONSITE INSPECTION AND REVIEW OF THE ASSETS: (I) CLAIMS FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF BUYER, ITS CONTRACTORS, AGENTS, CONSULTANTS, AND REPRESENTATIVES, AND DAMAGE TO THE PROPERTY OF BUYER OR OTHERS ACTING ON BEHALF OF BUYER, EXCEPT FOR INJURIES OR DEATH CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ONE OR MORE OF THE SELLERS INDEMNITEES; AND (II) CLAIMS FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF SELLERS OR THIRD PARTIES, AND DAMAGE TO THE PROPERTY OF SELLERS OR THIRD PARTIES, TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF BUYER. TO THE EXTENT PROVIDED ABOVE, THE FOREGOING INDEMNITY INCLUDES, AND THE PARTIES INTEND IT TO INCLUDE, AN INDEMNIFICATION OF THE INDEMNIFIED PARTIES FROM AND AGAINST CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR PART, FROM THE CONDITION OF THE ASSETS OR THE SOLE, JOINT, COMPARATIVE, OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES. THE PARTIES AGREE THAT THE FOREGOING COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

ARTICLE VII. BANKRUPTCY MATTERS

Section 7.01 Auction and Bidding.

(a) Auction. Consummation of the transactions provided for herein is subject to the determination by Sellers that this Agreement is the highest or otherwise best offer from a Qualified Bidder for the Assets and the assumption of the Assumed Obligations. In connection with this determination, Sellers may conduct an auction (the “Auction”) of the Assets in accordance with Section 363 of the Bankruptcy Code and the Bidding Procedures, as may be modified by the Bidding Procedures Order.

(b) Bidding. Sellers shall offer the Assets for sale in accordance with the Bidding Procedures and shall solicit Bids from Qualified Bidders. If more than one competing proposal is timely received by Sellers, Sellers may conduct the Auction in accordance with the Bidding Procedures and the Bidding Procedures Order. In the event Sellers conduct the Auction, Buyer will be the entity acting as the Qualified Bidder and submitting a Bid, if any, for the Assets.

Section 7.02 Certain Contract Matters.

(a) Leases. The Leases listed on Exhibit A-Part 1 are to be transferred to Buyer as part of the sale of the Assets. To the extent any Lease constitutes an executory contract or unexpired lease of real property under Section 365 of the Bankruptcy Code, such Lease shall be assumed by Sellers and assigned by Sellers to Buyer pursuant to Section 365 of the Bankruptcy Code.

(b) Contracts. Sellers shall assign to Buyer, and Buyer shall assume, the Contracts under Section 365 of the Bankruptcy Code pursuant to the Sale Order. Buyer shall pay, or otherwise satisfy, settle, or resolve, all Contract Cure Amounts. To the extent any Contract does not constitute an executory contract subject to assumption and assignment under Section 365 of the Bankruptcy Code, then the rights and obligations under such Contracts shall be transferred to Buyer as part of the sale of the Assets, provided, however, that Buyer shall pay, or otherwise satisfy, settle or resolve, all unpaid Contract Cure Amounts pertaining to such Contracts. Buyer shall have all of Sellers’ rights to contest such Contract Cure Amounts, including contesting the amount of such cure obligation and the proper source of payment of such obligation, and Sellers agree to fully cooperate with Buyer in minimizing Buyer’s obligations with respect to the Contract Cure Amounts.

Section 7.03 Appeal. In the event the Bidding Procedures Order or the Sale Order shall be appealed, Sellers and Buyer shall use Commercially Reasonable Efforts to defend such appeal.

ARTICLE VIII. CONDITIONS TO CLOSING

Section 8.01 Conditions to Sellers’ Obligations. The obligations of Sellers to consummate the transactions provided for herein are subject, at the option of Sellers, to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a) Representations. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date (provided that any representations and warranties expressly qualified by materiality or a like standard shall be true and correct in all respects on and as of the Closing Date), with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that are made as of another date, which shall be so true and correct as of such date only); provided, however, that this condition shall be deemed to have been satisfied even if such representations and warranties are not true and correct unless the individual or aggregate impact of all inaccuracies of such representations and warranties would materially hinder or impede the consummation by Buyer of the transactions contemplated by this Agreement.

(b) Performance. Buyer shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing.

(c) Execution and Delivery of Closing Documents. Buyer shall have executed and acknowledged, as appropriate, and shall be ready, willing and able to deliver to Sellers and the Escrow Agent, as applicable, all of the documents described in Section 9.04 and Buyer shall be ready, willing and able to deliver to Sellers the Adjusted Purchase Price.

(d) Performance Bonds. Buyer shall have obtained, or caused to be obtained, in the name of Buyer, replacements for Sellers’ and/or Sellers’ Affiliates’ bonds, letters of credit and guarantees applicable to the Assets, and such other bonds, letters of credit and guarantees as may be required in accordance with Section 6.04. Buyer’s obligation under Section 6.04 to replace Sellers as the provider of a bond on any Third Party bond obligation applicable to the Assets only is limited in an amount not to exceed Sellers’ current amount of such Third Party bond obligation. If, as a result of such limitation, the Buyer does not provide a bond in the full amount of the bond obligation required by the Third Party, and the Assets to which such bond applies are excluded from the Closing pursuant to Section 4.01(b), the failure of the Buyer to provide a bond in the full amount of the bond obligation required by the Third Party will not otherwise affect Sellers’ obligation to consummate the transactions hereunder. Additionally, if, as a result of such limitation, the Buyer does not provide a bond in the full amount of the bond obligation required by the Third Party, but the Assets to which such bond applies are not excluded from the Closing pursuant to Section 4.01(b), Sellers or Buyer will each nevertheless have a separate and independent right, to exclude the Assets to which such bond applies, from the Closing, and in the event of such exclusion, the Purchase Price shall be reduced by the Allocated Value of such excluded Assets, and the failure of the Buyer to provide a bond in the full amount of the bond obligation required by the Third Party in such instance will not otherwise affect Sellers’ obligation to consummate the transactions hereunder.

Section 8.02 Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a) Representations. The representations and warranties of Sellers set forth in this Agreement shall be true and correct in all respects on and as of the Closing Date (provided that any representations and warranties expressly qualified by materiality or a like standard shall be true and correct in all respects on and as of the Closing Date), with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that are made as of another date, which shall be so true and correct as of such date only); provided, however, that this condition shall be deemed to have been satisfied even if such representations and warranties are not true and correct unless the individual or aggregate impact of all inaccuracies of such representations and warranties has resulted or would reasonably be expected to result in a Material Adverse Effect.

(b) Performance. Sellers shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Sellers are required prior to or at the Closing.

(c) Execution and Delivery of Closing Documents. Sellers shall have executed and acknowledged, as appropriate, and shall be ready, willing and able to deliver to Buyer all of the documents described in Section 9.03.

(d) Release or Discharge of all Liens. All loans to Seller secured by Liens, and all other Liens and security interests affecting the Assets to be conveyed at Closing, or which result in encumbrances, claims, or other burdens affecting any of the Assets, including the Liens described in Schedule 1.01(b), shall attach to the proceeds of the sale represented by the delivery by Buyer at Closing of the Purchase Price pursuant to a binding order of the Bankruptcy Court, so that the sale and transfer of the Assets to Buyer at the Closing is free and clear of all Liens, claims and interests affecting the Assets (other than Liens created by Buyer), pursuant to Section 363(f) of the Bankruptcy Code.

Section 8.03 Conditions to the Parties’ Obligations. The obligations of Sellers and Buyer to consummate the transactions provided for herein are subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a) Final Order. The Sale Order shall have been entered and shall have become a Final Order; provided that, if the Sale Order has been entered and is not then subject to a stay, Buyer may notify Sellers that it desires to proceed to Closing notwithstanding that the Sale Order is not a Final Order and Sellers shall so proceed.

(b) No Injunctions or Restraints. No applicable Law enacted, entered, promulgated, enforced or issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

Section 8.04 Closing Over Breaches or Unsatisfied Conditions. Notwithstanding anything to the contrary contained in this Agreement, if there is a failure of any condition to be satisfied in favor of Buyer or if there is a breach of any representation or warranty or covenant of Sellers to the Knowledge of Buyer and Buyer elects to proceed with the Closing, then the condition that is unsatisfied or the representation, warranty or covenant that is breached at the Closing Date will be deemed waived by Buyer, and Buyer will be deemed to fully release and forever discharge Sellers on account of any and all Liabilities with respect to the same, including any claims for indemnification hereunder, and Buyer agrees, on behalf of itself and the Buyer Affiliates, not to make, file or bring any claim or cause of action with respect to such released Liabilities.

Section 8.05 Frustration of Closing Conditions. Neither Buyer nor Sellers may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s failure to use its Commercially Reasonable Efforts to cause the Closing to occur, as required by Section 6.07.

ARTICLE IX. CLOSING

Section 9.01 Time and Place of Closing. If the conditions referred to in Article VIII have been satisfied or waived in writing, the sale by Sellers and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”) shall take place at the offices of Haynes and Boone, LLP, counsel to Sellers, located at 1221 McKinney Street, Suite 2100, Houston, Texas 77010, at 10:00 a.m., Houston time, on or before the Outside Date (the “Closing Date”).

Section 9.02 Closing Statement; Adjustments to Purchase Price at Closing. Sellers shall prepare and deliver to Buyer, not later than three (3) Business Days prior to Closing, a statement which sets forth the Parties’ good faith estimate of the adjustments to the Purchase Price (accompanied by supporting documentation) made in accordance with the following provisions (the “Closing Statement”):

(a) At the Closing, the Purchase Price shall be increased, as set forth in the Closing Statement, in the following amounts:

(i) all costs and expenses (including Royalties, Production Taxes, and Operating Expenses, but excluding rentals, lease renewals, and other lease maintenance payments) paid by Sellers that are (A) attributable to the Assets conveyed at Closing and (B) attributable to any period of time from and after the Effective Time; provided, however, in no event shall the Purchase Price be increased for any Production Taxes that are (or have been) deducted or withheld from amounts described in Section 9.02(b)(i) that are received by (or that are otherwise receivable by) Sellers.

(ii) the Overhead Costs (less any amounts received by Sellers from Third Parties pursuant to any applicable joint operating agreement burdening the Assets);

(iii) the value of all Hydrocarbons produced from or attributable to the Properties prior to the Effective Time that are in storage to the bottom of the flange prior to sale and that are upstream of the sales metering point as of the Closing Date;

(iv) the net amount of any Imbalances as of the Effective Time, if such net amount is positive, with the value to be based upon the sales price as of the Effective Time under the applicable marketing or sales contract; and

(v) any other amount provided for in this Agreement or agreed upon by Sellers and Buyer.

(b) At the Closing, the Purchase Price shall be decreased, as set forth in the Closing Statement, in the following amounts:

(i) except for any Excluded Asset, the amount of all proceeds received by Sellers with respect to the Assets conveyed at Closing that are attributable to the period of time from and after the Effective Time (but in no event including Hydrocarbons produced prior to the Effective Time);

(ii) the Allocated Value of any Assets removed from the transaction pursuant to Section 4.01 or 4.02;

(i) the net amount of any Imbalances as of the Effective Time, if such net amount is negative, with the value to be based upon the sales price as of the Effective Time under the applicable marketing or sales contract; and

(iii) any other amount provided for in this Agreement or agreed upon by Sellers and Buyer.

(c) Buyer shall prepare within sixty (60) days after the Closing Date and furnish to Sellers a final accounting statement setting forth the adjustments and pro-rating of any amounts provided for in this Article IX or elsewhere in this Agreement (the “Final Accounting Statement”) together with reasonable supporting documentation. Sellers shall within five (5) days after receipt of the Final Accounting Statement deliver to Buyer a written report (together with reasonable supporting documentation) containing any changes that Sellers propose be made to such Final Accounting Statement (the “Dispute Notice”). The Parties shall undertake to agree on the final adjustment amounts and such final adjustment amounts shall be paid by Buyer or Sellers, as appropriate, not later than five (5) days after such agreement.

(d) If Sellers and Buyer are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and Sellers shall, within ten (10) Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of ten pages or less and submit such summaries to the Bankruptcy Court, together with the Dispute Notice, the Final Accounting Statement and any other documentation such Party may desire to submit. Any decision rendered by the Bankruptcy Court pursuant hereto shall be final, conclusive and binding on Sellers and Buyer and will be enforceable against any of the Parties in any court of competent jurisdiction, and such final adjustment amounts shall be paid by Buyer or Sellers, as appropriate, not later than five (5) days after such decision.

Section 9.03 Actions of Sellers at Closing. At the Closing, Sellers shall:

(a) execute and deliver to Buyer executed and notarized assignments, substantially in the form of Exhibit C (the “Assignments”), in sufficient counterparts to facilitate recording in the applicable counties and parishes relating to the Assets held of record or beneficially by Sellers or any of Sellers’ Affiliates, and such other instruments, in form and substance mutually agreed upon by Buyer and Sellers, as may be necessary or desirable to convey ownership, title and possession of the Assets to Buyer free and clear of all Liens;

(b) deliver to Buyer on forms prepared by Buyer and reasonably acceptable to Sellers transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Buyer to the purchasers of production;

(c) deliver an executed Certificate of Non-Foreign Status in the form attached as Exhibit E;

(d) deliver to Buyer, as applicable, change of operator forms executed by Sellers naming Buyer as the new operator;

(e) execute and deliver to Buyer Texas Comptroller Form 01-917, Statement of Occasional Sale;

(f) deliver to Buyer counterpart signed by Dune Energy, Inc. of the agreement between Dune Energy, Inc. and Parallel Resource Partners, LLC., terminating the Confidentiality Agreement dated March 9, 2015, between Dune Energy, Inc. and Parallel Resource Partners, LLC, as of the Closing Date, (such agreement to be in a form reasonably satisfactory to Sellers and Buyer);

(g) deliver to Buyer counterpart signed by Dune Energy, Inc. of the agreement between Dune Energy, Inc. and Buyer, terminating the Confidentiality Agreement dated June 16, 2014 between Dune Energy, Inc. and Buyer, as of the Closing Date, (such agreement to be in a form reasonably satisfactory to Sellers and Buyer); and

(h) execute and deliver any other agreements that are provided for herein or are necessary or desirable to effectuate the transactions contemplated hereby.

Section 9.04 Actions of Buyer at Closing. At the Closing, Buyer shall:

(a) deliver to the Escrow Agent written instruction, in accordance with the terms of the Escrow Agreement, to release the Earnest Money to Sellers by wire transfer;

(b) deliver to Sellers by wire transfer as set forth in Section 3.01 an amount equal to the Adjusted Purchase Price less the Earnest Money;

(c) deliver to Sellers a certificate executed by the Chief Financial Officer of Buyer, dated as of the Closing Date, attaching, and certifying on behalf of Buyer, complete and correct copies of (A) the resolutions of the Board of Directors of Buyer authorizing the execution, delivery, and performance by Buyer of this Agreement and the transactions contemplated hereby and (B) any required approval by Buyer’s Board of Directors of this Agreement and the transactions contemplated hereby;

(d) deliver to Sellers notarized counterparts of the Assignments executed by Buyer;

(e) deliver to Sellers counterpart signed by Parallel Resource Partners, LLC, of the agreement between Dune Energy, Inc. and Parallel Resource Partners, LLC, terminating the Confidentiality Agreement dated March 9, 2015, between Dune Energy, Inc. and Parallel Resource Partners, LLC, as of the Closing Date, (such agreement to be in a form reasonably satisfactory to Sellers and Buyer);

(f) deliver to Sellers counterpart signed by Buyer of the agreement between Dune Energy, Inc. and Buyer, terminating the Confidentiality Agreement dated June 16, 2014 between Dune Energy, Inc. and Buyer, as of the Closing Date, (such agreement to be in a form reasonably satisfactory to Sellers and Buyer); and

(g) execute, acknowledge and deliver any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

ARTICLE X. CERTAIN POST-CLOSING OBLIGATIONS

Section 10.01 Operation of the Assets After Closing. It is expressly understood and agreed that neither Sellers nor any of their Affiliates shall be obligated to continue operating any of the Assets, or to provide any support services relating thereto, upon and after the Closing and Buyer hereby assumes full responsibility for operating (or causing the operation of) all Assets upon and after the Closing. Sellers and Buyer shall execute, and Buyer shall promptly file, change of operator regulatory forms as may be required with the appropriate Governmental Authority. For thirty (30) days after the Closing Date, Sellers agree to reasonably cooperate (without any obligation to expend money) with Buyer following Closing to assist Buyer in its efforts to be named successor operator with respect to the Assets.

Section 10.02 Files. Sellers shall make the Files available for pickup by Buyer immediately after the Closing and Buyer shall pick up such Files on such date or within three (3) Business Days thereafter; provided, however, that Sellers, at their own expense, may retain a copy of such Files.

Section 10.03 Financial Records and Access to Information. For a period of up to six (6) months following the Closing Date, Sellers shall make the Financial Records available to Buyer and its representatives at Sellers’ offices, and shall provide Buyer with reasonable access, at reasonable times and upon prior notice, and at no cost to Sellers, to (i) the employees of Sellers associated with the preparation of those Financial Records for purposes of performing Buyer’s audits and financial and tax filings required by a Governmental Authority, and (ii) a photocopier in order that Buyer may make and retain copies of the Financial Records.

Section 10.04 Further Cooperation. After the Closing, and subject to the terms and conditions of this Agreement, each Party, at the request of the other and without additional consideration,

shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Buyer in the manner contemplated by this Agreement. After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets paid to the proper Party hereunder and to have all expenditures to be made with respect to the Assets made by the proper Party hereunder. Buyer is authorized to prosecute any claims constituting Assets.

Section 10.05 Document Retention.

(a) Inspection. Subject to the provisions of Section 10.03, Buyer agrees, and will cause its respective assigns to agree, that the Files shall be open for inspection by representatives of Sellers at reasonable times and upon reasonable notice during regular business hours for a period of four (4) years following the Closing Date (or for such longer period as may be required by Law or Governmental Authorities) and that Sellers may, during such period and at its expense, make such copies thereof as it may reasonably request.

(b) Destruction. Without limiting the generality of the foregoing, for a period of four (4) years after the Closing Date (or for such longer period as may be required by Law or by Governmental Authorities), Buyer shall not, and shall cause its respective assigns to agree that they shall not, destroy or give up possession of any original or final copy of the Files without first offering Sellers the opportunity, at Sellers’ expense (without any payment to Buyer), to obtain such original or final copy or a copy thereof.

Section 10.06 Suspense Accounts. At Closing, Sellers shall transfer or cause to be transferred to Buyer all funds held by Sellers in suspense related to proceeds of production and attributable to Third Parties’ interests in the Properties or Hydrocarbon production from the Properties, including funds suspended awaiting minimum disbursement requirements, funds suspended under division orders and funds suspended for title and other defects. Buyer agrees to administer all such accounts and assume all payment obligations relating to such funds in accordance with all applicable Laws, rules and regulations and shall be liable for the payment thereof to the proper parties and such obligations shall become part of the Assumed Obligations.

ARTICLE XI. TERMINATION

Section 11.01 Right of Termination. This Agreement and the transactions contemplated hereby may be completely terminated at any time at or prior to the Closing:

(a) by mutual written consent of the Parties;

(b) by Sellers, by written notice to Buyer, at Sellers’ option, if any of the conditions set forth in Section 8.01 or Section 8.03 is not satisfied and is incapable of being satisfied at or prior to the Outside Date;

(c) by Buyer, by written notice to Sellers, at Buyer’s option, if any of the conditions set forth in Section 8.02 or Section 8.03 is not satisfied and is incapable of being satisfied at or prior to the Outside Date;

(d) by either Party, by written notice to the other, if the sum of all reductions to the Purchase Price pursuant to Sections 4.01, 4.02, and 8.01(d), exceeds twenty percent (20%) of the unadjusted Purchase Price;

(e) by either Party, by written notice to the other Party, if the Bankruptcy Court enters a Final Order following Sellers’ acceptance of a Bid from a Successful Bidder from a Person other than Buyer (an “Alternative Transaction”) or a Final Order confirming any plan of reorganization of Sellers under the Bankruptcy Code (other than pursuant to this Agreement); provided that Buyer agrees to serve as the Backup Successful Bidder if it is selected as the next highest and best Bid for any particular Assets after the Successful Bidder is determined in accordance with the Bidding Procedures, in which event Buyer’s Bid shall remain open and irrevocable until thirty (30) days after the entry of an order by the Court approving a definitive agreement providing for the sale of such Assets.

(f) by either Party, by written notice to the other Party, if the Closing does not occur on or prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 11.01(f) shall not be available to any Party whose breach of a representation or warranty in this Agreement or whose action or failure to act in breach of this Agreement has been a principal cause or resulted in the failure of the Closing to occur on or before such date;

(g) by either Party, by written notice to the other Party, if the Bankruptcy Case is dismissed or converted to a case under Chapter 7 of the Bankruptcy Code; or

(h) by Buyer, by written notice to Sellers, if the Bankruptcy Court materially modifies this Agreement with respect to any of Buyer’s rights or obligations hereunder.

Section 11.02 Effect of Termination; Earnest Money.

(a) In the event that the Closing does not occur as a result of either Party exercising its right not to close pursuant to Section 11.01, then, except for the provisions of Section 1.01, Section 1.02, Article XI, Section 12.06, Section 12.08, Article XIII and Article XIV (other than Section 14.01, Section 14.02, and Section 14.03), this Agreement shall thereafter be null and void and neither Party shall have any rights or obligations under this Agreement.

(b) In the event of termination of this Agreement by Sellers pursuant to (i) Section 11.01(b), and the passage of the Outside Date without the occurrence of the Closing was due to (A) the failure of any condition to Closing set forth in Section 8.01 to be satisfied as of that date or (B) Buyer’s refusal or inability to close notwithstanding the satisfaction of the conditions precedent set forth in Section 8.02 and Section 8.03 or (ii) Section 11.01(f), due to (A) Buyer’s breach of a representation or warranty in this Agreement or (B) Buyer’s action or failure to act in breach of this Agreement, and the event described in (A) or (B) has been the principal cause or resulted in the failure of the Closing to occur on or before the Outside Closing Date, then Sellers shall be entitled to receive and retain immediately the Earnest Money as liquidated damages (and not as a penalty). THE PARTIES RECOGNIZE THAT THE ACTUAL DAMAGES FOR SUCH CIRCUMSTANCES WOULD BE DIFFICULT OR IMPOSSIBLE TO ASCERTAIN WITH REASONABLE CERTAINTY BECAUSE OF THE UNIQUE NATURE OF THIS AGREEMENT, THE UNIQUE NATURE OF THE ASSETS, THE UNCERTAINTIES OF APPLICABLE COMMODITY MARKETS AND DIFFERENCES OF OPINION WITH RESPECT TO SUCH MATTERS, AND THAT THE LIQUIDATED DAMAGES PROVIDED FOR HEREIN IS A REASONABLE ESTIMATE BY THE PARTIES OF SUCH DAMAGES UNDER SUCH CIRCUMSTANCES AND DO NOT CONSTITUTE A PENALTY. Accordingly, the Parties hereby agree that, in the event that this Agreement is terminated in the circumstances described above in this Section 11.02(b), as applicable, the sole and exclusive remedy of Sellers and any of their Affiliates against Buyer and any of its Affiliates, and any of their respective former, current and future shareholders, members, managers, partners, representatives and financing sources and each of the foregoing’s respective successors and assigns, based upon, arising out of, or related to this Agreement and the transactions contemplated hereby shall be to receive as from the Escrow Agent the Earnest Money pursuant to this Section 11.02(b), as liquidated damages, and Sellers shall have no other remedy. The Parties acknowledge and agree that the agreements set forth in this Section 11.02(b) are an integral part of the transactions contemplated hereby, and without such agreements, the Parties would not have entered into this Agreement.

(c) If this Agreement is terminated for any reason other than as provided in Section 11.02(b), then within three (3) days following such termination, Sellers and Buyer shall instruct the Escrow Agent to disburse the Earnest Money and all interest earned thereon to Buyer and to close the Escrow Account.

(d) In the event of the passage of the Outside Date without the occurrence of the Closing due to (i) the failure of any condition to Closing set forth in Section 8.02 to be satisfied as of that date or (ii) Sellers’ refusal or inability to close notwithstanding the satisfaction of the conditions precedent set forth in Section 8.01 and Section 8.03, then Buyer may, at its option, in lieu of delivering any notice of termination as otherwise permitted to do so under this Agreement, notify and advise the Bankruptcy Court that Buyer desires the Bankruptcy Court to enforce specifically this Agreement, in which event the Bankruptcy Court shall so order and compel such specific performance of this Agreement.

(e) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE ENTITLED TO RECEIVE ANY INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES, OR DAMAGES FOR LOST PROFITS OF ANY KIND OR LOSS OF BUSINESS OPPORTUNITY.

ARTICLE XII. ASSUMPTION AND INDEMNIFICATION

Section 12.01 Assumption and Indemnity. As of the Closing, Buyer assumes and agrees to pay, perform and discharge, or cause to be paid, performed, and discharged, the following obligations and Liabilities with respect to the Assets:

(a) all obligations (whether arising by Law or by contract) to properly plug, replug and abandon all Wells and dismantle, cap and bury all associated flow lines associated with the Assets, decommission or remove all personal property, fixtures and related equipment now located on the land covered by or attributable to the Properties or other Assets or hereafter placed thereon, and all such obligations to cleanup and restore such lands;

(b) all Production Taxes allocable to Buyer pursuant to Section 2.04 (except to the extent any such Production Tax is economically borne by Buyer pursuant to the application of Section 9.02(a)(i));

(c) all Liabilities relating in any way to the Assets (including Seller’s operation of such Assets at any time) arising under Environmental Law or arising from, attributable to or alleged to be arising from or attributable to, a violation of or the failure to perform any obligation imposed by any Environmental Law or otherwise relating to the environmental condition of the Assets; FOR AVOIDANCE OF DOUBT, BUYER’S ASSUMPTION, AND AGREEMENT TO PAY, PERFORM OR DISCHARGE SUCH LIABILITIES APPLIES REGARDLESS OF WHETHER THE LIABILITIES ARE THE RESULT OF: (i) STRICT LIABILITY, (ii) THE

VIOLATION OF ANY LAW BY ANY PERSON INCLUDING SELLER OR BY A PRE-EXISTING CONDITION OR (iii) THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE OF ANY PERSON INCLUDING SELLER;

(d) all obligations to settle any Imbalances;

(e) all Liabilities and obligations, except for Operating Expenses, with respect to the Leases and Contracts arising on or after the Petition Date, and all Operating Expenses with respect to the Leases and Contracts arising on or after the Effective Time; and

(f) the Contract Cure Amounts (even though one or more of such Contract Cure Amounts may have arisen prior to the Petition Date).

All such assumed obligations and Liabilities described above in this Section 12.01 are collectively referred to herein as the “Assumed Obligations.” Provided, however, for the avoidance of doubt and notwithstanding anything contained to the contrary in this Agreement, Assumed Obligations do not include any obligations or Liabilities, and Buyer expressly does not assume any obligations or Liabilities, related to, pertaining to, or arising in connection with, any of the following:

(i)	Excluded Assets;

(ii)	any and all rights, titles, interests, obligations and Liabilities of Sellers in any oil and gas properties, other real or personal properties, or Material Contracts, not included in the definition of Assets in this Agreement, or otherwise not being conveyed to, or acquired or assumed by, Buyer, pursuant to this Agreement;

(iii)	any and all rights, titles, interests, obligations and Liabilities of Sellers in any Contract insofar as such Contract applies to oil and gas properties or other real or personal properties not included in the definition of Assets in this Agreement, or otherwise not being conveyed to, or acquired or assumed by, Buyer, pursuant to this Agreement;

(iv)	unless and except to the extent included in Contract Cure Amounts, if at all, failure to pay or the incorrect payment to any royalty owner, overriding royalty owner, working interest owner or other interest holder under the Properties and/or Units insofar as the same are attributable to periods and oil, gas and other minerals produced and marketed prior to the Effective Time;

(v)	unless and except to the extent included in Section 12.01(e) above, if at all, bodily injury or death arising from operations on the Assets prior to the Effective Time;

(vi)	unless and except to the extent included in Sections 12.01(a), (c), (d), (e), and (f) above, ownership or operation of the Assets, prior to the Effective Time;

(vii)	Income Taxes imposed on, or incurred by, Sellers and any Production Taxes, which are the obligation of the Sellers pursuant to Section 6.11(a).; and

(viii)	unless and except to the extent included in Sections 12.01(a), (b), (c), (d), (e), and (f) above, Liabilities and obligations attributable or otherwise related to the Assets arising and attributable to periods before the Effective Time.

Section 12.02 Indemnification by Buyer. Effective as of Closing, Buyer hereby defends, releases, indemnifies and holds harmless the Seller Indemnitees from and against any and all Liabilities caused by, arising from, attributable to or alleged to be caused by, arising from or attributable to (a) any Assumed Obligation or (b) the breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 12.03 Buyer’s Environmental Indemnification. Notwithstanding anything herein to the contrary, in addition to the indemnities set forth in Section 12.02, effective as of the Closing, Buyer and its successors and assigns shall assume (as part of the Assumed Obligations), be responsible for, shall pay on a current basis and defend, indemnify, hold harmless and forever release the Seller Indemnitees from and against any and all Liabilities arising from, based upon, related to or associated with (a) any environmental condition or other environmental matter related or attributable to the Assets, (b) Hazardous Substances, including NORM or (c) Environmental Law including any violation or alleged violation thereof, regardless of whether such Liabilities arose prior to, on or after the Effective Time, including the presence, disposal or removal of any Hazardous Substances, NORM, pollutant, contaminant, or hazardous or toxic substance, waste or material of any kind regulated under any Environmental Law in, on or under the Assets or other property (whether neighboring or otherwise) and including any Liability of any Seller Indemnitees with respect to the Assets under any Environmental Laws, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et. seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et. seq.), the Clean Water Act (33 U.S.C. §§ 466 et. seq.), the Safe Drinking Water Act (14 U.S.C. §§ 1401-1450), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et. seq.), the Toxic Substance Control Act (15 U.S.C. §§ 2601-2629), the Clean Air Act (42 U.S.C. § 7401 et. seq.), the Oil Pollution Act (33 U.S.C. § 2701 et. seq.), any and all amendments to the foregoing, and all state and local Environmental Laws.

Section 12.04 Negligence and Fault. THE DEFENSE, RELEASE, INDEMNIFICATION AND HOLD HARMLESS OBLIGATIONS SET FORTH IN THIS AGREEMENT SHALL ENTITLE THE INDEMNITEE TO SUCH DEFENSE, RELEASE, INDEMNIFICATION AND HOLD HARMLESS HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE CLAIM GIVING RISE TO SUCH OBLIGATION IS THE RESULT OF: (A) STRICT LIABILITY (INCLUDING UNDER ENVIRONMENTAL LAW), (B) THE VIOLATION OF ANY LAW BY SUCH INDEMNITEE OR BY A PRE-EXISTING CONDITION, OR (C) THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE OF SUCH INDEMNITEE, BUT IN ALL INSTANCES EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE PROVISIONS OF ANY ANTI-INDEMNITY STATUTE RELATING TO OILFIELD SERVICES AND ASSOCIATED ACTIVITIES SHALL NOT BE APPLICABLE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.05 Exclusive Remedy. From and after Closing, except for the rights of the Parties expressly set forth herein, each of the Parties acknowledges and agrees that its sole and exclusive remedy with respect to any and all Liabilities pursuant to or in connection with this Agreement, the purchase of the Assets by Buyer and the sale of the Assets by Sellers, arising from or related to environmental matters or Environmental Law or otherwise in connection with the transactions contemplated hereby shall be limited to the indemnification provisions set forth in this Agreement, if any. Except for the rights of the Parties expressly set forth in this Agreement, effective as of Closing, Buyer, on its own behalf and on behalf of its Affiliates, hereby releases, remises and forever discharges Sellers and their Affiliates and all such parties’ shareholders, partners, members, board of directors and/or supervisors, officers, employees, agents and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, at Law or in equity, known or unknown, which Buyer or its Affiliates might now or subsequently may have, based on, relating to or arising out of this Agreement, the transactions contemplated hereby, the ownership, use or operation of the Assets or the condition, quality, status or nature of the Assets, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et. seq.), breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by Sellers or any of their Affiliates.

Section 12.06 Expenses. Notwithstanding anything herein to the contrary, the foregoing defense, release, indemnity and hold harmless obligations shall not apply to, and each Party shall be solely responsible for, all expenses, including due diligence expenses, incurred by it to enter into, and consummate the transactions contemplated by, this Agreement.

Section 12.07 Survival. The representations and warranties of Sellers in Article V shall terminate upon the Closing. Unless terminating earlier in accordance with their terms, the covenants and agreements of Sellers shall terminate upon the determination of the Final Accounting Statement in accordance with Section 9.02(c) or Section 9.02(d), as applicable. The representations and warranties of Buyer in Article V (other than the representations in Section 5.02(a) – (d) and (g)) shall survive the Closing for a period of eighteen (18) months. Subject to the foregoing, the remainder of this Agreement shall survive the Closing without time limit. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided, however, that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

Section 12.08 Non-Compensatory Damages. None of the Buyer Affiliates nor the Sellers Indemnitees shall be entitled to recover from Sellers or Buyer, or their respective Affiliates, any indirect, consequential, punitive or exemplary damages or damages for lost profits of any kind or loss of business opportunity arising under or in connection with this Agreement or the transactions contemplated hereby. Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Affiliates, and Sellers, on behalf of each of the Sellers Indemnitees, waive any right to recover punitive, special, exemplary and consequential damages, including damages for lost profits or loss of business opportunity, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

Section 12.09 Indemnification Actions. All claims for indemnification under this Article XII by Sellers or any Sellers Indemnitee shall be asserted and resolved as follows:

(a) For purposes of this Agreement, the term “Indemnitee” when used in connection with particular damages shall mean a Sellers Indemnitee having the right to be indemnified with respect to such damages pursuant to this Agreement.

(b) To make claim for indemnification under this Article XII, an Indemnitee shall notify Buyer of its claim, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnitee (a “Claim”), the Indemnitee shall provide its Claim Notice promptly after the Indemnitee has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnitee to give notice of a Claim as provided in this Section 12.09 shall not relieve Buyer of its obligations under this Article XII except to the extent (and only to the extent of such incremental damages incurred) such failure results in insufficient time being available to permit Buyer to effectively defend against the Claim or otherwise prejudices Buyer’s ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c) In the case of a claim for indemnification based upon a Claim, Buyer shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnitee whether or not it agrees to indemnify and defend the Indemnitee against such Claim under this Article XII. The Indemnitee is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of Buyer and that is not prejudicial to Buyer.

(d) If Buyer agrees to indemnify the Indemnitee, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. Buyer shall have full control of such defense and proceedings, including any compromise or settlement thereof, subject to the terms hereof. If requested by Buyer, the Indemnitee agrees to cooperate in contesting any Claim which Buyer elects to contest (provided, however, that the Indemnitee shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnitee may participate in, but not control, at its sole cost and expense, any defense or settlement of any Claim controlled by Buyer pursuant to this Section 12.09. Buyer shall not, without the written consent of the Indemnitee, such consent not to be unreasonably withheld, conditioned or delayed, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution of the Indemnitee’s Liability with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnitee from all Liability in respect of such Claim) or (ii) may materially and adversely affect the Indemnitee (other than as a result of money damages covered by the indemnity).

(e) If Buyer does not agree to indemnify the Indemnitee within the thirty (30) day period specified in Section 12.09(c) or fails to give notice to the Indemnitee within such thirty (30) day period regarding its election or if Buyer agrees to indemnify, but fails to diligently defend or settle the Claim, then the Indemnitee shall have the right to defend against the Claim (at the sole cost and expense of Buyer, if the Indemnitee is entitled to indemnification hereunder), with counsel of the Indemnitee’s choosing; provided, however, that the Indemnitee shall make no settlement, compromise, admission or acknowledgment that would give rise to Liability on the part of any Buyer without the prior written consent of such Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

(f) In the case of a claim for indemnification not based upon a Claim, Buyer shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the damages complained of, (ii) agree to indemnify the Indemnitee for such damages, or (iii) dispute the claim for such damages. If Buyer does not respond to such Claim Notice within such thirty (30) day period, Buyer will be deemed to dispute the claim for damages.

Section 12.10 Characterization of Indemnity Payments. The Parties agree that any indemnity payments made pursuant to this Article XII shall be treated for all Tax purposes as an adjustment to the Purchase Price unless otherwise required by Law.

ARTICLE XIII. DISCLAIMERS OF REPRESENTATIONS AND WARRANTIES

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN Section 5.01 OF THIS AGREEMENT, THE ASSIGNMENTS, AND OTHER DOCUMENTS EXECUTED AND DELIVERED BY SELLERS AT THE CLOSING, (I) SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED AND (II)

SELLERS EXPRESSLY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, SUPERVISOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLERS OR ANY OF ITS AFFILIATES).

(b) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN Section 5.01 OF THIS AGREEMENT, THE ASSIGNMENTS, AND OTHER DOCUMENTS EXECUTED AND DELIVERED BY SELLERS AT THE CLOSING, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO OR ANY LIENS OR ENCUMBRANCES AFFECTING ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION (FINANCIAL OR OTHERWISE), MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLERS OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER, ITS AFFILIATES OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

(c) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN Section 5.01 OF THIS AGREEMENT, THE ASSIGNMENTS, AND OTHER DOCUMENTS EXECUTED AND DELIVERED BY SELLERS AT THE CLOSING, SELLERS EXPRESSLY DISCLAIM AND NEGATE, AND BUYER HEREBY WAIVES (I) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (II) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (III) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (IV) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, AND (V) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW; IT BEING THE EXPRESS INTENTION OF BOTH BUYER AND SELLERS THAT, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN Section 5.01 OF THIS AGREEMENT, THE ASSIGNMENTS, AND OTHER DOCUMENTS EXECUTED AND DELIVERED BY SELLERS AT THE CLOSING, THE ASSETS SHALL BE CONVEYED TO BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS,” WITH ALL FAULTS, AND THAT BUYER HAS MADE OR SHALL MAKE PRIOR TO CLOSING SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN Section 5.01 OF THIS AGREEMENT, THE ASSIGNMENTS, AND OTHER DOCUMENTS EXECUTED AND DELIVERED BY SELLERS AT THE CLOSING, SELLERS HAVE NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY. EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN Section 5.01 OF THIS AGREEMENT, THE ASSIGNMENTS, AND OTHER DOCUMENTS EXECUTED AND DELIVERED BY SELLERS AT THE CLOSING, UPON CLOSING, BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS,” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION, AND BUYER ACKNOWLEDGES IT HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.]

(e) AS PARTIAL CONSIDERATION FOR THIS AGREEMENT, EACH PARTY HEREBY EXPRESSLY WAIVES THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES CONSUMER PROTECTION ACT, ARTICLES 17.41 ET SEQ. OF THE TEXAS BUSINESS & COMMERCE CODE, OTHER THAN ARTICLE 17.555 WHICH IS NOT WAIVED, AND ALL OTHER CONSUMER PROTECTION LAWS OF THE STATE OF TEXAS, OR ANY OTHER STATE, THAT MAY BE WAIVED BY THE PARTIES TO THE EXTENT PERMITTED BY APPLICABLE LAW.

(f) SELLERS AND BUYER AGREE THAT THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS Article XIII ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

ARTICLE XIV. MISCELLANEOUS

Section 14.01 Filings, Notices and Certain Governmental Approvals. As soon as reasonably possible after the Closing, but in no event later than thirty (30) days after such Closing, unless otherwise consented to in writing by Sellers, Buyer shall remove the names of Sellers and their Affiliates, and all variations thereof, from the Assets. Promptly after Closing, Buyer shall make all requisite filings with, and provide the requisite notices to, the appropriate Governmental Authorities to accomplish all transactions contemplated by this Agreement.

Section 14.02 Entire Agreement. This Agreement, the documents to be executed pursuant hereto and the exhibits and schedules attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties and specifically referencing this Agreement as being supplemented, amended, altered, modified, waived or terminated.

Section 14.03 Waiver. No waiver of any of the provisions of this Agreement or rights hereunder shall be deemed or shall constitute a waiver of any other provisions hereof or right hereunder (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 14.04 Publicity. Each Party shall consult with the other Party prior to making any public release concerning this Agreement or the transactions contemplated hereby and, except as required by applicable Law or by any Governmental Authority or stock exchange, no Party shall issue any such release without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

Section 14.05 No Third Party Beneficiaries. Except with respect to the Persons included within the definition of Sellers Indemnitees (and in such cases, only to the extent expressly provided herein), nothing in this Agreement shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a Third Party beneficiary contract.

Section 14.06 Assignment. No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder without the prior written consent of the other Party, provided that Buyer shall be permitted, without Sellers’ consent, to assign its rights and obligations under this Agreement to an Affiliate of Buyer or an Affiliate of Parallel Resource Partners, LLC. Any assignment made by either Party as permitted hereby shall not relieve such Party from any Liability or obligation hereunder. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors, assigns and legal representatives.

Section 14.07 GOVERNING LAW; VENUE; WAIVER OF JURY TRIAL. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION, EXCEPT TO THE EXTENT THE LAWS OF TEXAS OR LOUISIANA ARE MANDATORILY APPLICABLE TO TITLE AND REAL PROPERTY MATTERS. ALL ACTIONS AND PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE EXCLUSIVELY LITIGATED, HEARD AND DETERMINED IN THE BANKRUPTCY COURT, AND THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION AND AUTHORITY OF THE BANKRUPTCY COURT TO HEAR AND DETERMINE ANY SUCH ACTION OR PROCEEDING; PROVIDED, HOWEVER, THAT IF THE BANKRUPTCY CASE IS CLOSED, THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF TEXAS. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 14.08 Notices. Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing and delivered in person or sent by United States mail (postage prepaid, return receipt requested), telex, facsimile or telecopy to the addresses of Sellers and Buyer set forth below. Any such notice shall be effective upon receipt only if received during normal business hours or, if not received during normal business hours, on the next Business Day.

Sellers:	Dune Energy, Inc., Dune Operating Company, and Dune Properties, Inc.

811 Louisiana, Ste. 2300

Houston, Texas 77002

Attn: James A. Watt, CEO

Telephone: [713] 229-6300

Facsimile: [713] 229-6398

with a copy to:

Kenric D. Kattner

Haynes and Boone LLP

1221 McKinney Street, Suite 2100

Houston, Texas 77010-2007

Telephone: (713) 547-2518

Facsimile: (713) 236-5408

Buyer:

White Marlin Oil and Gas Company, LLC

15990 N. Barkers Landing, Suite 350

Houston, TX 77079

Attn: Terrell J. Clark, President

Telephone: (713) 595-3600

Facsimile: (281) 920-9192

with copies to:

John K. Howie

Parallel Resource Partners, LLC

919 Milam Street, Suite 550

Houston, Texas 77002

Telephone: (713) 238 9516

Facsimile: (713) 238-9501

Louis J. Davis

Baker & McKenzie LLP

700 Louisiana, Suite 3000

Houston, Texas 77002

Telephone: (713) 427-5031

Facsimile: (713) 427-4099

Either Party may, by written notice so delivered, change its address for notice purposes hereunder.

Section 14.09 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 14.10 Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one instrument. It is not necessary that each Party execute the same counterpart so long as identical counterparts are executed by each Party. Any signature hereto delivered by a Party by facsimile or electronic transmission shall be deemed an original signature hereto.

Section 14.11 Approval of the Bankruptcy Court. Notwithstanding anything herein to the contrary, any and all obligations under this Agreement are subject to approval of the Bankruptcy Court.

Section 14.12 Amendment. This Agreement may be amended only by an instrument in writing executed by all Parties.

Section 14.13 Schedules and Exhibits. The inclusion of any matter upon any Schedule or any Exhibit attached hereto does not constitute an admission or agreement that such matter is material with respect to the representations and warranties contained herein.

Section 14.14 Time of the Essence. Time is of the essence in this Agreement and with respect to the covenants, obligations and agreements evidenced hereby.

Section 14.15 Buyer Exclusion Rights. Notwithstanding anything contained to the contrary in this Agreement, Buyer shall have the right, for any reason or no reason, to exclude or reject any Contract (other than Leases), from the transactions contemplated by this Agreement, provided that, unless and except as otherwise provided for in this Agreement, such rejection or exclusion pursuant to this Section 14.15 shall not affect the Purchase Price. Such right of Buyer to so exclude or reject shall survive the Closing indefinitely.

[Signature page follows]

IN WITNESS WHEREOF, Sellers and Buyer have executed this Agreement as of the date first written above.

SELLERS:

DUNE ENERGY, Inc. a Delaware corporation

By:	/s/ Donald R. Martin
Name:	Donald R. Martin
Title:	Chief Restructuring Officer

DUNE OPERATING COMPANY a Texas corporation

By:	/s/ Donald R. Martin
Name:	Donald R. Martin
Title:	Chief Restructuring Officer

DUNE PROPERTIES, Inc. a Texas corporation

By:	/s/ Donald R. Martin
Name:	Donald R. Martin
Title:	Chief Restructuring Officer

BUYER:

WHITE MARLIN OIL AND GAS COMPANY LLC, a Delaware limited liability company

By:	/s/ Terrell J. Clark
Name:	Terrell J. Clark
Title:	President and Chief Executive Officer

Signature Page to Purchase and Sale Agreement